UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant To Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. __ )

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☐    Soliciting Material under §240.14a-12

GLACIER BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to Be Held April 27, 2022
9:00 a.m. Mountain Time
To the Shareholders of Glacier Bancorp, Inc.:
    We cordially invite you to attend the 2022 Annual Meeting of Shareholders of Glacier Bancorp, Inc. (the “Company”), to be conducted virtually on April 27, 2022, at 9:00 a.m. Mountain Time (the “Annual Meeting”). Our Annual Meeting will once again not be held at a physical location and instead will be held solely via the Internet. You will be able to attend the Annual Meeting by logging in at www.virtualshareholdermeeting.com/GBCI2022. The purpose of the Annual Meeting is to vote on the following proposals:
1.To elect nine directors to serve on the Company’s board of directors until the 2023 annual meeting of shareholders;
2.To approve an amendment to the Company’s Restated Articles of Incorporation to increase the authorized number of shares of common stock, $0.01 par value per share, from 117,187,500 to 234,000,000;
3.To vote on an advisory (non-binding) resolution to approve the compensation of the Company’s Named Executive Officers;
4.To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
5.To consider such other matters as may properly come before the meeting or any adjournments or postponements.
    If you were a shareholder of record on February 24, 2022, you may vote on the proposals presented at the Annual Meeting by means of remote communication or by proxy. We encourage you to promptly vote by phone or via the Internet, or complete and return the enclosed proxy card or voting instruction form, to ensure that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting virtually, you may withdraw your proxy and vote your shares by means of remote communication.
    Further information regarding voting rights and the business to be transacted at the Annual Meeting is included in the accompanying Proxy Statement. The directors, officers, and employees who serve you genuinely appreciate your continued interest and support as a shareholder in the affairs of the Company and in its growth and development.

March 15, 2022	BY ORDER OF THE BOARD OF DIRECTORS
/s/ Ron J. Copher
Ron J. Copher, Secretary

                                                              YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the virtual Annual Meeting, please vote promptly by phone or via the Internet, or sign and date your proxy card or voting instruction form and return it in the enclosed postage prepaid envelope. If you attend the Annual Meeting, you may vote by means of remote communication, but do not need to do so if you have already voted unless you wish to revoke your proxy. You will need to log in with the unique control number included on your proxy card or voting instruction form if you intend to ask questions or vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 27, 2022. A copy of this Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2021, which includes our Form 10-K, are available at www.glacierbancorp.com

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EXECUTIVE COMPENSATION TABLES	32
Summary Compensation Table	32
Grants of Plan-Based Awards	33
Outstanding Equity Awards at Fiscal Year-End	34
Option Exercises and Stock Vested	35
Director and Employee Plans	35
Nonqualified Deferred Compensation	36
Pension Benefits	37
Employment Arrangements and Potential Payments upon Termination or Change In Control	37
CEO Compensation Pay Ratio	40
PROPOSAL NO. 3 ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	41
AUDITORS	42
Fees Paid to Independent Registered Public Accounting Firm	42
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	43
REPORT OF AUDIT COMMITTEE	44
PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	44
OTHER BUSINESS	45
2023 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	45
ANNUAL REPORT TO SHAREHOLDERS	46
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS	46

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GLACIER BANCORP, INC.
49 Commons Loop
Kalispell, Montana 59901
(406) 756-4200
PROXY STATEMENT
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 27, 2022: This Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2021, which includes our Form 10-K, are available at www.glacierbancorp.com.
In this Proxy Statement, the terms “we,” “us” and “our” refer to Glacier Bancorp, Inc.
INFORMATION ABOUT THE MEETING
    Meeting Information. This Proxy Statement and the accompanying proxy card or voting instruction form are being sent to shareholders on or about March 15, 2022, for use in connection with the 2022 Annual Meeting of Shareholders of Glacier Bancorp, Inc. (the “Company” or “Glacier”), to be held virtually on Wednesday, April 27, 2022, at 9:00 a.m. Mountain Time (the “Annual Meeting”). There will be no physical meeting location.
    Record Date. If you were a shareholder on February 24, 2022 (the “Record Date”), you are entitled to vote at the Annual Meeting. There were approximately 110,762,736 shares of our common stock outstanding on the Record Date.
    Quorum. The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person (by means of remote communication) or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes (as defined below) are counted as present for the purpose of determining the presence of a quorum.
    Access to the Audio Webcast. The audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Mountain Time on Wednesday, April 27, 2022. Access to the audio webcast via the Internet will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time.
    Log-in Instructions. To participate in the Annual Meeting, log in at www.virtualshareholdermeeting.com/GBCI2022. You will need to log in with the unique control number included on your proxy card or voting instruction form if you intend to ask questions or vote at the meeting. No unique control number is needed if you intend to listen only. We recommend that you log in 5-10 minutes before the meeting to ensure that you are logged in when the meeting starts.
    Submitting Questions at the Annual Meeting. Once access to the Annual Meeting is open, shareholders logged in with their unique control number may submit questions only on www.virtualshareholdermeeting.com/GBCI2022. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.
    Voting Your Shares Now or at the Annual Meeting. To vote now, follow the instructions on your proxy card or voting instruction form. Please vote promptly via the Internet (www.proxyvote.com) or phone (1-800-690-6903) or by completing and mailing your proxy card or voting instruction form. You may vote your shares at the Annual Meeting if you log in with your unique control number on your proxy card or voting instruction form.
    Revocation. Any proxy given by a shareholder of record or voting instructions given by a beneficial owner may be revoked before the proxy or voting instructions are exercised at the Annual Meeting by telephone, Internet or mail received prior to 11:59 p.m. Eastern Time on Tuesday, April 26, 2022, or by attending the virtual Annual Meeting and following the voting instructions provided on the meeting website. You will need the unique control number on your proxy card or voting instruction form.

    Solicitation of Proxies. Our board of directors (“Board”) is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors, officers and employees or by the directors, officers and employees of the divisions of our banking subsidiary, Glacier Bank (“Glacier Bank”), operating under the following names:

•Altabank (American Fork, Utah)	•First State Bank (Wheatland, WY)
•Bank of the San Juans (Durango, CO)	•Glacier Bank (Kalispell, MT)
•Citizens Community Bank (Pocatello, ID)	•Heritage Bank of Nevada (Reno, NV)
•Collegiate Peaks Bank (Buena Vista, CO)	•Mountain West Bank (Coeur d’Alene, ID)
•First Bank of Montana (Lewistown, MT)	•North Cascades Bank (Chelan, WA)
•First Bank of Wyoming (Powell, WY)	•The Foothills Bank (Yuma, AZ)
•First Community Bank Utah (Layton, UT)	•Valley Bank of Helena (Helena, MT)
•First Security Bank (Bozeman, MT)	•Western Security Bank (Billings, MT)
•First Security Bank of Missoula (Missoula, MT)
    We do not expect to engage an outside firm to provide proxy solicitation services. However, if we do, we will pay a fee for such services. Solicitation may be made through the mail or by telephone, facsimile, email, or personal interview.
Voting on Matters Presented
    Proposal No. 1 - Election of Directors. The nine director nominees who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast FOR or WITHHELD from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.
    As described in the section entitled “Corporate Governance – Majority Voting Policy,” the Company has adopted a Majority Voting Policy. Under the policy, as part of the nomination of directors, each of our director nominees is required to tender an irrevocable resignation as a director of the Company. The Company has such a letter on file from each director nominee. If any such director nominee receives more WITHHELD votes than FOR votes in an uncontested election of directors, his or her resignation will be considered by the Company’s Nominating/Corporate Governance Committee (the “Nominating/Governance Committee”) and the Board.
Proposal No. 2 – To Amend the Restated Articles of Incorporation to Increase the Company’s Authorized Common Stock from 117,187,500 Shares to 234,000,000 Shares (the “Common Stock Amendment”). A vote FOR the Common Stock Amendment by a majority of the votes entitled to be cast is required to approve the proposed amendment to the Company’s Restated Articles of Incorporation (the “Restated Articles”). You may vote FOR, AGAINST or ABSTAIN from approving the proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal.
Proposal No. 3 - Advisory (Non-Binding) Vote on Executive Compensation. A vote FOR this proposal by a majority of the shares voting on the proposal is required to approve the advisory (non-binding) resolution on the compensation of our officers named in the Summary Compensation Table below (the “Named Executive Officers”). You may vote FOR, AGAINST or ABSTAIN from approving the advisory (non-binding) resolution on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the proposal.
    Proposal No. 4 - Ratification of Independent Registered Public Accounting Firm. The proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm (also referred to as “independent auditors”) for the fiscal year ending December 31, 2022, will be approved if a majority of the shares voting on the proposal are cast FOR the proposal. You may vote FOR, AGAINST or ABSTAIN from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

    Voting by Shareholders of Record and Beneficial Owners. A significant percentage of Glacier shareholders hold their shares through a broker, bank or other nominee rather than directly in their own names listed in the records maintained by the Company’s transfer agent. As summarized below, there are some differences between the two types of ownership.
    Shareholders of Record. If your shares are registered directly in your name with Glacier’s transfer agent, American Stock Transfer & Trust Co, LLC, you are considered the shareholder of record with respect to those shares, and you have the right to grant your voting proxy directly to Glacier. We have enclosed a proxy card for you to use. You also may vote in person (by means of remote communication) at the Annual Meeting as described in the section entitled “Voting in Person at the Annual Meeting.”
    Shares represented by properly executed proxies that are received prior to the deadline for submitting proxies and that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy (i) FOR the director nominees listed in this Proxy Statement, (ii) FOR the Common Stock Amendment; (iii) FOR the advisory (non-binding) resolution to approve the compensation of our Named Executive Officers, and (iv) FOR ratification of the appointment of BKD, LLP as our independent registered public accounting firm.
    Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee (including shares held for your account in the Company’s Profit Sharing and 401(k) Plan (“401(k) Plan”), you are considered the beneficial owner of the shares, and these proxy materials are being forwarded to you by your broker, other nominee, or the trustee for the 401(k) Plan. As the beneficial owner, you have the right to direct your broker, other nominee or the trustee on how to vote. You are being provided with a voting instruction form to use in directing how your shares are to be voted. Beneficial owners (other than participants in the 401(k) Plan) generally are also permitted to vote in person (by means of remote communication) as described in the section entitled “Voting in Person at the Annual Meeting.”
    Under the rules of the New York Stock Exchange (the “NYSE”) governing voting by brokers, brokers may vote on behalf of their customers without voting instructions or other customer authorization only on routine meeting proposals. Brokers cannot vote on behalf of beneficial owners on non-routine proposals (defined as “broker non-votes”) unless the beneficial owner provides voting instructions. Generally, broker non-votes occur with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.
    If your shares are held in a brokerage account and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting only on the Common Stock Amendment and ratification of the appointment of the independent registered public accounting firm, which are routine proposals under the NYSE’s rules. If no instructions are given with respect to the other two proposals, your broker cannot vote your shares on those proposals.

Voting in Person at the Annual Meeting
    You may vote your shares at the Annual Meeting even if you have previously submitted your vote (except for participants in the 401(k) Plan). To vote at the Annual Meeting, log in at www.virtualshareholdermeeting.com/GBCI2022. You will need your unique control number located on your proxy card or voting instruction form in the box marked by the arrow. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
    There were approximately 110,762,736 shares of common stock outstanding on the Record Date.

Principal Shareholders
    The following table includes information as of December 31, 2021, concerning the persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who or which was known to us to be the beneficial owner of more than 5% of the Company’s issued and outstanding common stock on the Record Date.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	13,678,937 (2)	12.3%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	10,847,782 (3)	9.8%

(1)Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”) under the Exchange Act, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, meaning the power to vote or to direct the voting of the shares or (ii) investment power, meaning the power to dispose of or to direct the disposition of the shares.
(2)A Schedule 13G/A filed with the SEC on January 27, 2022, indicates that BlackRock, Inc. (“BlackRock”), had sole voting power over 13,348,387 shares and sole dispositive power over 13,678,937 shares of the Company’s common stock. The securities are beneficially owned by various BlackRock subsidiaries, including BlackRock Fund Advisors, which has beneficial ownership of more than 5% of the outstanding common stock. For purposes of the Exchange Act, BlackRock is deemed to be a beneficial owner of such shares.
(3)A Schedule 13G/A filed with the SEC on February 9, 2022, indicates that The Vanguard Group, Inc. (“Vanguard”) had shared voting power over 102,861 shares, sole dispositive power over 10,649,854 shares, and shared dispositive power over 197,928 shares of the Company’s common stock. The securities are beneficially owned by various Vanguard subsidiaries. For purposes of the Exchange Act, Vanguard is deemed to be a beneficial owner of such shares.

Directors and Named Executive Officers

    The following table shows, as of February 24, 2022, the amount of Glacier common stock beneficially owned by (a) each director and director nominee of the Company, (b) the Named Executive Officers, and (c) all of Glacier’s directors, director nominees, and Named Executive Officers as a group. Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission (“SEC”). In general, beneficial ownership includes (i) securities over which a director or a Named Executive Officer is deemed to have voting or investment power, either directly or indirectly, and (ii) stock options or other rights that are exercisable currently or become exercisable within 60 days of the date as of which the beneficial ownership was determined. Except as noted below, each holder has sole voting and investment power for all shares beneficially owned.

Name and Address** of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership of Common Stock as of February 24, 2022 (1)
Named Executive Officers
Randall M. Chesler	Director, President and Chief Executive Officer (“CEO”)	46,852	*
Ron J. Copher	Executive Vice President (“EVP”), Chief Financial Officer (“CFO”), and Secretary	77,371(2)	*
Don J. Chery	EVP and Chief Administrative Officer (“CAO”)	31,230(3)	*
Directors
David C. Boyles	Director	33,592(4)	*
Robert A. Cashell, Jr.	Director	128,852	*
Sherry L. Cladouhos	Director	21,904(5)	*
James M. English	Director	34,345(6)	*
Annie M. Goodwin	Director	16,228	*
Kristen L. Heck	Director	5,452	*
Michael B. Hormaechea	Director	1,767	*
Craig A. Langel	Director, Chairman of Glacier and Glacier Bank	80,304(7)	*
Douglas J. McBride	Director	14,466	*
George R. Sutton	Director	4,500	*
Executive officers and directors as a group (13 individuals)		496,863	*

*    Represents less than 1% of outstanding common stock.
**    The business address for each beneficial owner is 49 Commons Loop, Kalispell, Montana 59901.
(1)The numbers and percentages shown are based on the number of shares of Glacier common stock deemed beneficially owned under applicable regulations and have been adjusted for stock splits and stock dividends.
(2)Includes 24,805 shares held for Mr. Copher’s account in the Company’s 401(k) Plan.
(3)All shares are held jointly with Mr. Chery’s spouse.
(4)Includes 29,183 shares held jointly with Mr. Boyles’ spouse.
(5)Includes 21,019 shares held jointly with Ms. Cladouhos’ spouse; and 885 shares held as custodian for immediate family members pursuant to the Uniform Transfers to Minors Act.
(6)Includes 18,917 shares held jointly with Mr. English’s spouse.
(7)Includes 80,192 shares held directly by Mr. Langel and 112 shares owned by Mr. Langel’s spouse.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of their ownership of Glacier’s common stock to the SEC. Based solely on a review of the filings made with the SEC and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements that apply to our directors and executive officers were complied with for the fiscal year ended December 31, 2021, except that director Kristen L. Heck filed a Form 4 reporting a November 2021 stock purchase after the due date for the report.
TRANSACTIONS WITH MANAGEMENT
Certain Transactions
Transactions between Glacier or its affiliates and related persons (including directors and executive officers of Glacier or their immediate family members) generally must be approved by the Audit Committee (or a comparable committee of independent disinterested directors), in accordance with the Statement of Policy with Respect to Related Person Transactions adopted by the Board. Under the policy, a transaction between Glacier or Glacier Bank and a “related person” will be consummated only if (i) the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and (ii) the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party.
    During 2021, certain directors and executive officers (and their associates) of Glacier and Glacier Bank were customers of one or more of our bank divisions, and it is anticipated that such individuals will continue to be customers in the future. All transactions between Glacier Bank and such executive officers and directors (and their associates) were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the bank, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.
PROPOSAL NO. 1

ELECTION OF DIRECTORS
    In accordance with the Restated Articles and the Company’s amended and restated Bylaws (the “Bylaws”), the Board has set the number of directors for election to the Board at the 2022 Annual Meeting at nine and has nominated the persons identified below in the section entitled “Director Nominees” for election at the Annual Meeting. If you elect the nominees presented, they will hold office until the election of their successors at the annual meeting in 2023 or until their earlier resignation.
    We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the proxy may be voted for the election of such substitute nominee(s) as may be designated by the Board.
    At the close of the Annual Meeting, James M. English, who has been a director of the Company since 2004 and currently serves as a member of each Board committee and as Chair of the Nominating/Governance Committee, and George R. Sutton, who has been a director of the Company since 2017 and also currently serves as a member of each Board committee, will each be retiring from the Board. The Board extends its thanks to Jim and George for their service to the Company and Glacier Bank and for their leadership over many years of exceptional service.

Director Nominees

Name	Age(1)	Gender	Director Since	Independent?	Committee Memberships(2)
David C. Boyles(3)	71	M	2018	Yes	A (Chair), CP, CM, N/G, RO
Robert A. Cashell, Jr.	56	M	2021	Yes	A, CP, CM, N/G, RO
Randall M. Chesler(4)	63	M	2016	No
Sherry L. Cladouhos	66	F	2010	Yes	A, CP (Chair), CM, N/G, RO
Annie M. Goodwin	63	F	2012	Yes	A, CP, CM, N/G, RO (Chair)
Kristen L. Heck	53	F	2021	Yes	A, CP, CM, N/G, RO
Michael B. Hormaechea(5)	50	M	2021	Yes	A, CP, CM, N/G, RO
Craig A. Langel(3),(6)	71	M	2005	Yes	A, CP, CM, N/G, RO
Douglas J. McBride	69	M	2006	Yes	A, CP, CM (Chair), N/G, RO
(1)Age at February 25, 2022.
(2)Audit Committee = A; Compensation Committee = CP; Compliance Committee = CM; Nominating/Governance Committee = N/G; Risk Oversight Committee = RO
(3)Designated by our Board as an “audit committee financial expert” as defined by SEC rules.
(4)Mr. Chesler serves as President and CEO.
(5)Mr. Hormaechea was appointed to the Board as of September 1, 2021.
(6)Mr. Langel serves as Chairman of the Board.

Information regarding each of the nominees is provided below, including each nominee’s name, principal occupation, public company directorships during the past five years, and the year first elected or appointed as a director of Glacier. All of the nominees are currently directors of both Glacier and Glacier Bank. Information regarding the amount and nature of each nominee’s ownership of Glacier common stock is provided in the section entitled “Voting Securities and Principal Holders Thereof.”
Under the Restated Articles, the number of directors is determined from time to time by a vote of the majority of the Board and may be no fewer than seven and no more than 17. Our Board has set the number of directors on the Board at nine, effective as of the close of the Annual Meeting, and the Nominating/Governance Committee has identified the nine director nominees set forth below.
David C. Boyles Mr. Boyles is a banker with over 47 years of commercial banking experience. He served as President and Chairman of the Board of Columbine Capital Corp., and its subsidiary Collegiate Peaks Bank (“Columbine”) from 2006 until January 2018, when Columbine was acquired by Glacier. Mr. Boyles also served as Chairman of the Audit Committee of Columbine. Prior to joining Columbine, Mr. Boyles served for 22 years as President and CEO and Chairman of Guaranty Bank and Trust Company. Mr. Boyles is a founding Trustee of the Rose Community Foundation in Denver, Colorado, where he served for ten years and then continued as a member of its Investment Committee for six years. He served on the board of directors of Rose Hospital for 40 years, and has been on the boards of directors of Winter Park Ski Area and Boy Scouts of America, as well as a trustee of HealthONE. Mr. Boyles also served as the Tenth Federal Reserve District representative to the Federal Reserve Advisory Council from 2006 to 2008. Mr. Boyles currently serves on the Board of Collegiate Peaks Bank, a division of Glacier Bank. Mr. Boyles completed his undergraduate studies at the University of Colorado-Boulder, where he earned a Bachelor of Arts degree in Chemistry and a Bachelor of Science degree in Business-Finance. Mr. Boyles brings to the Board his extensive banking and regulatory knowledge.

Robert A. Cashell, Jr. Mr. Cashell, Jr., is the owner and President of Robert Parker, Inc., which operates the Winners Inn Casino, Pete’s Gambling Hall and the Sundance Casino, Inc. Mr. Cashell, Jr., owns Topaz Lodge, Inc., where he also serves as its President. Since 1995, Mr. Cashell, Jr., has served as President of Northpointe Sierra, Inc., which owns a large travel center and casino and operates five casinos under the brand name Alamo Casino. Mr. Cashell, Jr., has over 40 years of experience in hospitality, tourism, recreation, and gaming, and has served on several community boards and trade associations. He is also a director of Red Rock Resorts, Inc., a Nasdaq-listed company, and serves as Chairman of its Corporate Governance Committee and a member of its Audit and Compensation Committees. He was a member of the Board of Managers of Station Casinos LLC, a company with securities registered pursuant to Section 12(g) of the Exchange Act, from 2011 until 2017. Mr. Cashell, Jr., previously served as the Chairman of the Board and a member of the loan and audit committees of Heritage Bancorp and Heritage Bank of Nevada until Heritage Bank was acquired by the Company in 2020, and he currently serves as a director of Heritage Bank, a division of Glacier Bank. He earned a Bachelor of Arts at Pepperdine University. Mr. Cashell, Jr., brings extensive experience in governmental relations, business management and operations, and executive-level leadership to the Board.
Randall M. Chesler Beginning January 1, 2017, Mr. Chesler has served as President and CEO of Glacier and Glacier Bank. From August 1, 2015 to December 31, 2016, Mr. Chesler served as President of Glacier Bank. Mr. Chesler has more than 32 years of experience in the financial services industry; prior to joining Glacier and Glacier Bank, he served as President of CIT Bank, the Salt Lake City-based banking subsidiary of CIT Group. During his ten years with CIT, Mr. Chesler held progressive leadership positions, including President of Small Business Lending and President of Consumer Finance. Mr. Chesler brings to the Board broad experience in a variety of aspects of the banking and technology industries, as well as proven leadership skills.
Sherry L. Cladouhos Ms. Cladouhos was employed by Blue Cross Blue Shield Montana for 36 years and served in a variety of leadership and executive roles, including President and CEO, Co-Chief Operating Officer, Senior Vice President of Marketing and Operations, Vice President of Member Services and Support, and Director of Customer Service and Administration. She was responsible for the overall strategic direction of the company and worked with others to provide affordable healthcare coverage to Montanans until her retirement in 2010. Ms. Cladouhos is a Certified Health Insurance Executive and is a graduate of the Berkeley Healthcare Executive Program. She also has served on the boards of numerous business and community-related organizations. Ms. Cladouhos is past Chair of the Montana Chamber of Commerce, and she previously served on the Montana Chamber of Commerce Foundation. Ms. Cladouhos brings extensive experience to the Board in executive-level leadership, strategic planning, corporate management, marketing, customer service, risk assessment, operations, regulatory compliance, audit, human resources, and executive compensation.
Annie M. Goodwin Ms. Goodwin is an attorney in Helena, Montana, and is the principal of the Goodwin Law Office, L.L.C. She practices banking and regulatory law. Ms. Goodwin served as Montana’s Commissioner of Banking and Financial Institutions from 2001 to 2010, as Chief Legal Counsel of the Montana Banking and Financial Institutions Division and Department of Commerce from 1988 to 2001, and worked in private practice prior to that time. She is active in local and trade associations and was appointed to the Commission on Character and Fitness of Attorney Admissions to State Bar of the Montana Supreme Court, where she has served as Chair since 1988. Ms. Goodwin earned her Bachelor of Science degree in nursing from Carroll College and worked as a registered nurse before going on to earn her Juris Doctor degree from the University of Montana Law School. She continued her legal education at Hastings College of Law, George Mason University of Law in the Banking Law Section, and completed the FDIC Bank Examination School for Attorneys. Ms. Goodwin brings to the Board her expertise and knowledge gained in her role as Commissioner where she had regulatory oversight over the financial institutions in Montana.
Kristen L. Heck Ms. Heck is the owner and Chief Executive Officer of Alternative Staffing Corporation doing business as LC Staffing Service, a Certified Woman Owned Small Business and a Certified Disadvantaged Business Enterprise. She is also the founder and owner of Loyal Care LP, an independent in-home care assistance service. Ms. Heck has over 28 years of leadership in the talent acquisition and staffing industry and over 10 years of experience leading and growing businesses. Ms. Heck is a director of Timber Products Manufacturers Association (in association with TPM MEWA Trust) and also serves as a director of Industrial Staffing Captive and Stillwater Christian School. She currently serves as a director of Glacier Bank, a division of Glacier Bank. Ms. Heck brings to the Board 14 years of experience as a bank director, extensive experience in human capital management and diversity, entrepreneurial and executive expertise, and knowledge of business management and operations, risk assessment and financial reporting.
Michael B. Hormaechea Michael B. Hormaechea is the manager of Hormaechea Development LLC and has over 25 years of leadership in the real estate development industry for residential, commercial resort and mixed-use projects. He currently serves as a director for Mountain West Bank, a division of Glacier Bank. Mr. Hormaechea earned a Bachelor’s degree in Business Administration at the University of San Diego and brings extensive experience in real estate development, construction management, finance, sales, marketing, executive-level leadership, corporate management, operations, strategic planning and business development.

Craig A. Langel Mr. Langel has served the accounting profession for over 40 years and was a Certified Public Accountant (“CPA”) accredited in Business Valuation and a Certified Valuation Analyst. He was an officer and shareholder of Langel & Associates, P.C., providing consulting and tax services throughout the United States. In addition, Mr. Langel is the owner and President of CLC Restaurants, Inc., which owns and operates Taco Bell and KFC restaurants in Montana, Idaho, and Washington, and he is a part owner of Mustard Seed Restaurants. He also serves on the boards of directors of two non-profit organizations, Taco Bell Foundation and Missoula Children’s Theatre. Mr. Langel previously served as a director of Glacier’s former subsidiary First Security Bank of Missoula from 1984 to 2005 and from February 2009 until the consolidation of Glacier’s bank subsidiaries in 2012. Mr. Langel received his education at Montana State University, graduating with a Bachelor of Science degree in accounting. With a career as a CPA for over 40 years, Mr. Langel brings extensive financial acumen to the Board, as well as his experience as a business owner and executive.
Douglas J. McBride Dr. McBride has been an optometrist in Billings for over 30 years. He is a former President of the Montana State Board of Examiners for Optometry, of which he has been a member since 1993, and a past President of the Montana Optometric Association. Dr. McBride is also the former Chairman of the Advisory Board for TLC Laser Eye Center in Billings and is the former administrator for the State of Montana for Vision Source, an optometric franchise. Dr. McBride currently serves as a director of Western Security Bank, a division of Glacier Bank. Dr. McBride earned his Bachelor of Arts degree at Linfield College and his Doctor of Optometry degree at the Illinois College of Optometry. Dr. McBride’s expertise in the healthcare community is valuable to the Board and allows him to provide insight into the Company’s healthcare and medical benefit issues, as well as the healthcare industry in general.
    The Board unanimously recommends a vote FOR the election of each of the nominees to the Board.

CORPORATE GOVERNANCE
Corporate Governance Guidelines and Policies
The Board is committed to good business practices, transparency in financial reporting, and high standards of corporate governance. Glacier operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Board periodically reviews our governance policies and practices against those suggested by various groups or authorities active in corporate governance and the practices of other companies, as well as the requirements of the related SEC rules and listing standards of the stock markets on which our common stock is listed. Our common stock became listed on the NYSE as of December 17, 2021.
Our Governance Documents and Policies
You can access the following corporate governance documents of the Company by visiting the Company’s website at www.glacierbancorp.com and clicking on “Governance Documents” or by writing to Corporate Secretary, 49 Commons Loop, Kalispell, Montana 59901:
•Nominating/Corporate Governance Committee Charter
•Compensation Committee Charter
•Compliance Committee Charter
•Audit Committee Charter
•Risk Oversight Committee Charter
•Director Code of Ethics Policy
•Code of Ethics for Senior Financial Officers
•Code of Business Conduct & Ethics
•Board of Directors Policy
•Clawback Policy
•Anti-Hedging Policy
•Anti-Pledging and Margin Account Policy
•Majority Voting Policy
•Director and Executive Officer Stock Ownership and Retention Guidelines Policy

Codes of Ethics
The Board has adopted a Director Code of Ethics Policy, as well as a Code of Ethics for Senior Financial Officers that applies to the Company’s president, chief executive officer, chief financial officer, chief administrative officer, chief accounting officer, and any persons performing similar functions. The Company also has a Code of Business Conduct and Ethics that governs its employees.
Board of Directors Policy
The Board has adopted a Board of Directors Policy that establishes certain criteria and guidelines applicable to Board members. Under the Board of Directors Policy, criteria for Board members is outlined, including with respect to requirements for attendance at Board and committee meetings, financial responsibility, and confidentiality. The Board of Directors Policy also establishes guidelines and responsibilities for Directors, including with respect to Directors’ exercise of independent judgment, loyalty and diligence. The policy includes a statement of the Board’s governance principles, including with respect to setting Company goals and objectives, establishing policies, monitoring the effectiveness of management and holding management accountable for Company results. The Board of Directors Policy also includes a Board member self-evaluation regarding each Directors’ fulfillment of their duties as a Board member.

Clawback Policy
    The Board has adopted a “clawback” policy providing for the recovery of incentive compensation in certain circumstances. Under the clawback policy, if Glacier is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the Company will recover compensation from any current or former executive officer who received cash or equity based incentive compensation during the three-year period preceding the date of the restatement, based on the erroneous data, in excess of what would have been paid to the executive under the accounting restatement.
Anti-Hedging Policy
    The Board has adopted an Anti-Hedging Policy that prohibits our directors, officers and employees of the Company and Glacier Bank from engaging in a “hedging transaction,” which is generally a transaction that would have the economic effect of establishing a downside price protection in connection with Glacier common stock owned by such person, whether by purchasing or selling a security or derivative security, or otherwise. This type of transaction may create the appearance that the person’s interests are not aligned with those of the Company’s shareholders generally, to the extent that it is designed to hedge or offset against any decrease in the market value of Glacier common stock, and equity securities that have been granted to our directors, officers and employees as part of their compensation.
Anti-Pledging and Margin Account Policy
    The Board has adopted an Anti-Pledging and Margin Account Policy that prohibits our directors and executive officers from pledging Glacier common stock as collateral or from holding Glacier common stock in a margin account. This policy was originally adopted on June 30, 2015 and does not affect any pledges of Glacier common stock that were made prior to that date, except that no such pre-existing pledges may be increased in amount after that date.
    See the subheading “Majority Voting Policy” below for a discussion of that policy.
Stock Ownership and Retention Guidelines Policy
On December 29, 2021, the Board approved a revised Director and Executive Officer Stock Ownership and Retention Guidelines Policy (the “Stock Ownership Policy”) for its directors and executive officers which is intended to help closely align the financial interests of such persons with those of Glacier’s shareholders. Within five years after appointment or election to the Board, each director is expected to acquire and retain shares of Glacier common stock having a market value of at least five times his or her annual cash retainer, exclusive of committee fees. All directors have met the guideline or are on track to meet the guideline within the required timeframe.
Executive officers who are required to file reports pursuant to Section 16 of the Exchange Act are similarly expected, within five years of appointment or within three years of an increase in base salary, to acquire and retain Glacier shares having a specified market value. The CEO is expected to own shares having a market value equal to at least six times his or her annual base salary, and each other executive officer is expected to own shares having a market value equal to at least four times his or her annual base salary. Each of our executive officers has met the guideline or is on track to meet the guideline within the required timeframe.
Unless a director, executive officer or member of senior management has achieved the applicable guideline level of share ownership (as defined in the Stock Ownership Policy), he or she is required to retain an amount equal to 50% of the net shares received as a result of the exercise, vesting or payment of any Glacier equity awards granted to him or her.

Board Leadership Structure
The Board is committed to maintaining an independent Board. To that end, it has been our practice to separate the duties of Chairman and CEO. At this time, the Board believes that the separation of duties of Chairman and CEO eliminates any inherent conflict of interest that may arise when the roles are combined and that a non-employee director who is not serving as an executive officer of Glacier can best provide the necessary leadership and objectivity required as Chairman.
Director Qualifications
The Board believes that it is necessary for each of our directors to possess many qualities and skills. All of our directors bring to our Board a wealth of leadership experience derived from their extensive board service and their service in a variety of professional and executive positions.
The Nominating/Governance Committee is responsible for, among other duties, monitoring the Board composition, and the oversight and nomination process for director nominees. The Nominating/Governance Committee has not historically adopted formal director qualification standards for Nominating/Governance Committee-recommended nominees. However, the Nominating/Governance Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation as to whether or not the nominees are the right individuals to serve on Glacier’s Board and to help Glacier successfully meet its long-term strategic plans. Because each director must be re-elected annually, the Nominating/Governance Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director. A more detailed discussion regarding the considerations given by the Nominating/Governance Committee when considering director nominees is set forth below in the section entitled “Nominating/Corporate Governance Committee.”
The director biographical information set forth above in the section entitled “Director Nominees” summarizes the experience, qualifications, attributes and skills that we believe qualify each director nominee to serve on the Board.
Majority Voting Policy
The Company has adopted the Majority Voting Policy under which each director nominee is required to tender an irrevocable resignation as a director of the Company. The Company has such a letter on file from each 2022 director nominee. If any such nominee receives more WITHHELD votes than FOR votes in an uncontested election of directors, his or her resignation will be considered by our Nominating/Governance Committee and our Board.
We believe that the Majority Voting Policy enhances our accountability to shareholders by formalizing the consequences of a “majority withhold” vote and demonstrating our responsiveness to director election results, while at the same time protecting the long-term interests of the Company and its shareholders.
An “uncontested election” is generally an election in which the number of nominees for election does not exceed the number of Board positions to be filled. In a contested election, the Majority Voting Policy will not apply, and the nominees will be elected by plurality voting.
The Nominating/Governance Committee will consider any director resignation tendered under the policy and recommend to the Board the action to be taken with respect to such resignation. The Nominating/Governance Committee may recommend that the resignation be accepted or to defer acceptance until a qualified replacement director is identified and elected to the Board. The Nominating/Governance Committee may also recommend that the resignation be rejected, either: (i) unconditionally; (ii) by addressing what the Nominating/Governance Committee believes to be the underlying reasons for the failure of the director to receive more FOR votes than WITHHELD votes; or (iii) by resolving that the director will not be re-nominated in the future for election.

In considering a tendered resignation, the Nominating/Governance Committee is authorized to consider all factors it deems relevant to the best interests of the Company and its shareholders. The policy contains a non-exclusive list of the factors that may be considered in any particular circumstance.
The Board (excluding the director whose resignation is being considered) will act on the recommendations of the Nominating/Governance Committee no later than 90 days following certification of the shareholder vote. The Board is authorized to consider information and factors which led to the nomination of the director by the Nominating/Governance Committee and any additional factors as the Board deems relevant to the best interests of the Company and its shareholders. Following the Board’s decision, the Company will promptly publicly announce such decision, provide an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation.
Director Independence
With the assistance of legal counsel to the Company, the Nominating/Governance Committee has reviewed the applicable legal standards for Board and Board committee member independence. The Nominating/Governance Committee has also reviewed the answers to annual questionnaires completed by each of the directors, which identify any potential director-affiliated transactions.
    The Board then analyzed the independence of each director and determined which directors meet the standards regarding independence established by industry best practices and required by applicable law, regulation and listing standards of the stock markets on which our stock is traded, which in December changed from the Nasdaq Stock Market to the NYSE, and whether or not each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which were made on the same terms as comparable transactions made with persons not related to Glacier, Glacier Bank, or our bank divisions. Such arrangements are discussed under the section entitled “Transactions with Management.”
Based on the standards described above, the Board determined that each of the directors listed in the table below is independent but that Randall M. Chesler, Glacier’s President and CEO, is not independent.

•David C. Boyles	•Robert A. Cashell, Jr.
•Sherry L. Cladouhos	•James M. English
•Annie M. Goodwin	•Kristen L. Heck
•Michael B. Hormaechea	•Craig A. Langel
•Douglas J. McBride	•George R. Sutton

Shareholder Communications with the Board of Directors
The Company and the Board welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o Corporate Secretary, Glacier Bancorp, Inc., 49 Commons Loop, Kalispell, Montana 59901. A copy of any such written communication will also be sent to our CEO. If the Chairman and the CEO determine that such communication is relevant to and consistent with Glacier’s operations and policies, such communication will be forwarded to the entire Board for review and consideration.
Board Response to COVID-19
The Board continued to monitor management’s strategic ongoing response to the COVID-19 pandemic. During 2021, the Board worked diligently to assess the impact of the pandemic on all facets of the Company, examining financial impacts, the Bank’s ability to meet customer needs, the effect of regulatory actions to combat the pandemic on our operations, measures taken to protect the health and safety of our employees and customers, and our business continuity strategy. The Board also continued to monitor our participation in the Paycheck Protection Program (“PPP”), and the effects PPP has had on our Company and customers. The Board remained engaged on the variety of initiatives we have undertaken since the outset of the pandemic in March 2020 by receiving regular updates from management and providing input and oversight. Through this continuous monitoring, we were able to take actions to ensure that disruptions to our business, our customers and our employees were minimal.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
    The Board held 14 meetings, four of which were special meetings, during the fiscal year ended December 31, 2021. Each director attended at least 75% of the meetings of the Board and the committees on which he or she served during the period that he or she served. We encourage but do not require our directors to attend our annual meetings of shareholders. Last year, all of our directors then in office attended the annual meeting.
Board Authority for Risk Oversight
The Board has the ultimate authority and responsibility for overseeing risk management at Glacier. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management – specifically from enterprise risk management – on risk components that impact the operations and reputation of the Company. The Board delegates other aspects of its risk oversight function to certain of its committees.
The Audit Committee oversees financial, accounting and internal control risk management, and legal and regulatory compliance. The director of the Company’s internal audit function reports directly to the Audit Committee. The executive officers regularly report directly to the entire Board and to appropriate Board committees with respect to the risks they are responsible for managing.
    The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Compensation Committee is responsible for analyzing the compensation policies and practices for the Named Executive Officers, as well as all employees. In its review of these policies and practices, the Compensation Committee has determined that the current policies and practices do not create or encourage employees to take risks that are reasonably likely to have a material adverse effect on the Company. To further mitigate risks, the Board has also adopted a clawback policy for the recovery of incentive payments to executive officers in certain circumstances.
The Compliance Committee monitors compliance with federal and state laws associated with the consumer, including the Community Reinvestment Act, which are applicable to the Company, Glacier Bank, and our bank divisions.

The Risk Oversight Committee oversees the enterprise risk management practices of the Company regarding the identification, measurement, monitoring, and control of the Company’s principal business risks related to strategy, credit, the market and interest rates, liquidity, operations, reputation, and safety and soundness laws and regulations. It also promotes accountability within the Company through the Three Lines model.

Glacier’s independent directors meet in executive session during regularly scheduled meetings of the Board and at other times as required. During 2021, the independent directors met in executive session once.
Committees and Committee Membership
    Throughout this Proxy Statement, we refer to all five of the committees established by the Board. All of the independent directors were members of all five committees throughout 2021, except Michael B. Hormaechea was appointed as a member of each committee effective September 1, 2021. Former director John W. Murdoch was a member of all five committees until his retirement from the Board on April 28, 2021. Mr. Chesler was not considered an independent director in 2021, so he did not serve as a member of any of the Board committees.
    The Board reviews on an annual basis the committee charters established for the operation of each Board committee and considers changes recommended by the Nominating/Governance Committee.
Audit Committee. Each Audit Committee member is considered independent as defined by NYSE listing standards and applicable SEC rules. As part of its periodic review of Audit Committee matters, the Audit Committee has received updates on the relevant requirements of applicable SEC rules and the corporate governance listing standards of NYSE. The Audit Committee held 15 meetings in 2021.
    The Audit Committee is responsible for the oversight of the quality and integrity of Glacier’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors, and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other authority and responsibilities:
•have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;
•review and approve the engagement and related fees of the Company’s independent auditors to perform audit and non-audit services;
•meet independently with the Company’s internal audit department, independent auditors, management, and the Board;
•review the integrity of the Company’s financial reporting process;
•review the Company’s financial reports and disclosures submitted to bank regulatory authorities;
•establish reporting systems to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements;
•maintain procedures for the receipt, retention and treatment of complaints regarding financial matters;
•review the Company’s process for monitoring compliance with laws, regulations and its Code of Ethics for Senior Financial Officers;
•review and approve all related person transactions within the scope of Item 404 of SEC Regulation S-K ; and
•determine, in its capacity as a committee of the Board, the appropriate funding necessary to compensate any accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company.

    Compensation Committee. Each Compensation Committee member is considered independent as defined by NYSE listing standards and applicable SEC rules. The Compensation Committee held six meetings in 2021. The Compensation Committee reviews the performance of the Company’s CEO and other key employees and determines, approves, and reports to the Board on the elements of their compensation and long-term equity-based incentives. In determining the CEO’s compensation, the Compensation Committee evaluates several performance factors including the Company’s financial results and levels of compensation at peer financial institutions. A complete description of the executive compensation process applicable to 2021 is described under the section entitled “Compensation Discussion and Analysis.”
    In addition, among other authority and responsibilities, the Compensation Committee:
•has the sole discretion to retain or obtain the advice of any advisor, including but not limited to compensation consultants and outside legal counsel, after taking into consideration certain independence factors as specified in the charter;
•recommends, if appropriate, new employee benefit plans to the Board;
•reviews all employee benefit plans;
•makes determinations in connection with compensation matters as may be necessary or advisable;
•recommends, if appropriate, revisions to the compensation and benefit arrangements for directors and executive officers; and
•determines the amounts of reasonable compensation to be paid to each compensation consultant, independent legal counsel, and any other adviser retained by the Committee.
    Nominating/Corporate Governance Committee. Each Nominating/Governance Committee member is considered independent as defined by NYSE listing standards. The Nominating/Governance Committee is responsible for overseeing the Board composition and size, director performance, and the overall effectiveness of the Board. It is responsible for nominating a slate of directors for election at the Company’s annual meeting and recommending to the Board individuals to fill vacancies on the Board as they occur. The Nominating/Governance Committee is also responsible for (i) evaluating management succession plans at least annually; (ii) making recommendations to the Board regarding Board committee structure and appointments and changes to Board committee charters; (iii) supervising the development of corporate governance principles applicable to the Company, Glacier Bank, and our bank divisions, including codes of ethics governing employees, officers and directors and insider trading policies and procedures, in furtherance of emerging standards and best practices and the needs of the Company and its shareholders; (iv) overseeing the Company’s efforts in establishing and maintaining high standards for corporate social responsibility; and (v) making such recommendations to the full Board regarding other governance issues affecting the Company as the Nominating/Governance Committee considers appropriate. The Nominating/Governance Committee also oversees the Company’s response to environmental, social and governance issues, including its human capital management strategy. The Nominating/Governance Committee held nine meetings in 2021.
    The Nominating/Governance Committee will consider nominees recommended by shareholders if the recommendations are made in accordance with the procedures described in this Proxy Statement under the section entitled “2023 Shareholder Proposals and Director Nominations.”
In deciding whether or not to recommend incumbent directors for re-nomination, the Nominating/Governance Committee evaluates the evolving needs of the Company and assesses the effectiveness and contributions of its existing directors. The Nominating/Governance Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Nominating/Governance Committee and Board value a diversity of backgrounds, professional experience and skills among its directors. The current Nominating/Governance Committee Charter does not have specific qualifications for Nominating/Governance Committee-recommended nominees; rather, the Nominating/Governance Committee evaluates each nominee on a case-by-case basis, including assessment of each nominee’s professional qualifications and experience, special skills, gender and ethnic background.

The Nominating/Governance Committee also evaluates whether or not a nominee’s professional skills are complementary to the existing Board members’ skills and the Board’s needs relating to diversity and operational, management, financial, technological or other expertise.
In 2021, our Nominating/Governance Committee conducted an assessment survey of the Board’s performance. All directors completed a comprehensive questionnaire regarding the composition, performance, initiative, and overall effectiveness of the Board, including a director peer review. The Board reviewed the results of the survey at a Board meeting and intends to continue this process annually.
Compliance Committee. The Compliance Committee monitors compliance with federal and state laws and the associated regulations applicable to the Company, Glacier Bank, and our bank divisions and reports to the Board on such matters. The Compliance Committee held nine meetings in 2021.
In discharging its duties, the Compliance Committee is expected to, among other authority and responsibilities:
•review and discuss with management the Company’s regulatory environment, legal requirements with which the Company must comply, and material risk areas;
•oversee the development and execution of a plan to monitor and remediate all compliance or fair lending deficiencies identified by the Company, regulators, or third party auditor(s);
•review internal and external reports to management prepared by the compliance department or third party, and management’s response;
•review and approve proposed responses to regulatory agency examination reports prior to submission of any such response on examinations and ensure that all information requests made by regulatory agencies are accurately and timely addressed;
•pre-approve all compliance auditing services to be provided to the Company;
•ensure the proper implementation of the Community Reinvestment Act program for Glacier Bank so as to maintain at least a Satisfactory rating; and
•review, with legal counsel, any legal matter that could have a significant impact on the Company.
In carrying out its responsibilities and duties, the Compliance Committee will foster an environment that encourages the Compliance Director and all Company officers and employees to raise any compliance issues or concerns freely and without concern for retribution.
Risk Oversight Committee. The Risk Oversight Committee assists the Board in fulfilling its oversight responsibilities with regard to the Company’s risk management program. The Risk Oversight Committee held seven meetings in 2021. Among the responsibilities of the Risk Oversight Committee is to engage management in an ongoing risk-appetite dialogue as conditions and circumstances change and new opportunities arise. The Risk Oversight Committee reviews and approves the risk-appetite statement of the Company regularly and approves any material amendments to the risk-appetite statement. It will also engage with Glacier Bank’s Information Security Officer on the development of its information security and cybersecurity programs as Glacier Bank grows and cyber and information risks change. In carrying out its responsibilities and duties, the Risk Oversight Committee will foster an environment that encourages the Senior Vice President/Enterprise Risk Manager and all Company officers and employees to raise any risk issues or concerns freely and without concern for retribution.

COMPENSATION OF DIRECTORS
    The Compensation Committee has authority over director compensation subject to the Board’s authority to approve changes. Our directors receive cash compensation and stock awards. Glacier does not pay directors who are also employees of the Company additional compensation for their service as directors.
    The following table shows compensation paid or accrued for 2021 to Glacier’s non-employee directors. These directors also serve on the board of directors of Glacier Bank. Mr. Chesler is not included in the table as he was an employee of Glacier in 2021 and thus received no compensation for his services as a director. The footnotes to the table describe the details of each form of compensation paid to directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
	(1)	(2) (3)	(4)		(5)
David C. Boyles	$ 60,000	$ 50,002	$ –	$ 14,600(6)	$ 124,602
Robert A. Cashell, Jr.	50,000	50,002	–	17,180(7)	117,182
Sherry L. Cladouhos	60,000	50,002	17,741	–	127,743
James M. English	60,000	50,002	–	17,840(8)	127,842
Annie M. Goodwin	60,000	50,002	–	–	110,002
Kristen L. Heck	50,000	50,002	–	16,340(9)	116,342
Michael B. Hormaechea(10)	16,667	–	–	20,940(8)	37,607
Craig A. Langel	90,000	50,002	–	–	140,002
Douglas J. McBride	60,000	50,002	33,196	12,200(11)	155,398
John W. Murdoch(12)	16,667	16,701	159	–	33,528
George R. Sutton	50,000	50,002	–	–	100,002
Total	$573,334	$466,719	$51,096	$99,100	$1,190,249

(1)Directors are paid an annual retainer of $50,000, Chairman of the Board is paid an additional annual retainer of $40,000, and committee chairpersons are paid an annual retainer of $10,000.
(2)Represents the grant date fair value of the stock awards, based on the per-share price of Glacier’s common stock at the close of business on February 12, 2021 ($51.39), the last trading day prior to the date as of which the stock awards were granted. The fair value of these awards was determined in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the fiscal year ended December 31, 2021, included in the Company’s accompanying Annual Report.
(3)The stock awards were fully vested at the time of grant.
(4)The amount represents the above-market earnings on nonqualified deferred compensation. Earnings are credited at 50% of the Company’s current year return on average equity, or 5.50% in 2021.
(5)Amount includes all Board and committee chairperson fees earned or deferred in 2021.
(6)Amount reflects fees earned for service as a director of Collegiate Peaks Bank, division of Glacier Bank.
(7)Amount reflects fees earned for service as a director of Heritage Bank, division of Glacier Bank.
(8)Amount reflects fees earned for service as a director of Mountain West Bank, division of Glacier Bank.
(9)Amount reflects fees earned for service as a director of Glacier Bank (MT), division of Glacier Bank.
(10)Mr. Hormaechea was elected to the Board effective September 1, 2021.
(11)Amount reflects fees earned for service as a director of Western Security Bank, division of Glacier Bank.
(12)Mr. Murdoch retired from the Board on April 28, 2021.

Director Equity Compensation
    Fully vested equity awards for 2021, as set forth in the Director Compensation Table above, were made to non-employee directors in February 2021 under Glacier’s 2015 Stock Incentive Plan.
PROPOSAL NO. 2

AMENDMENT TO THE RESTATED ARTICLES TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE
The Board unanimously recommends that shareholders adopt the Common Stock Amendment to the Restated Articles, which, if approved by shareholders, will increase the authorized shares of common stock, $0.01 par value per share, of the Company from 117,187,500 to 234,000,000, and correspondingly increase the authorized shares of capital stock by that same number of shares. As discussed below, the Board believes that the Common Stock Amendment is important to facilitate future acquisitions and to enable the Company to continue to attract and retain qualified personnel to promote our continued growth.

The proposed Common Stock Amendment submitted for approval by our shareholders would amend the first paragraph of Article 4 of the Restated Articles and is set forth in relevant portion below (lined out figures are being replaced):
“ARTICLE 4. CAPITAL STOCK. The total number of shares of capital stock which the Corporation has authority to issue is 235,000,000 ~~118,187,500~~, of which 1,000,000 shall be serial preferred stock, $0.01 par value per share (hereinafter the "Preferred Stock"), and 234,000,000 ~~117,187,500~~ shall be common stock, $0.01 par value per share (hereinafter the "Common Stock").”

Except for the changes to reflect the increase in our authorized common stock and corresponding increase in our authorized capital stock, our Restated Articles will continue in effect, including the remaining provisions of Article 4.
As of December 31, 2021, the Company had issued and outstanding 110,687,533 shares of common stock and had reserved approximately 2,030,000 additional shares of common stock for issuance under our stock incentive plans from the 117,187,500 shares authorized for issuance under the Restated Articles. As a result, the Company has less than 4,500,000 shares of its common stock available for issuance in the future. The Company has primarily used our shares to make acquisitions and for stock incentive awards under our compensation programs, but we may also use shares for other corporate purposes approved by the Board, such as in financing transactions, stock dividends, or recapitalizations.
The Board has adopted the Common Stock Amendment and recommended its approval by shareholders because the adoption of the Common Stock Amendment would provide the Company with the flexibility to issue shares of common stock in the future, including in acquisitions of other bank holding companies, for awards under our present and any future employee benefit programs, in capital raising transactions or for other corporate purposes. The Company has for many years pursued an acquisition strategy that has been critical to our success, and we plan to continue to make acquisitions in the future as opportunities arise. Unless further shareholder approval is required for a proposed issuance of additional shares of common stock by the NYSE rules or other applicable rules and regulations, the additional authorized shares of common stock may be issued without the delay and costs associated with holding a special meeting of shareholders to obtain approval. The Company has no current plans to use the newly authorized shares for a particular acquisition transaction, employee benefit program or other corporate transaction.
The additional shares of common stock for which authorization is sought would be identical in all respects to the shares of the Company’s common stock now authorized, having the same par value, voting rights and rights to dividends and other distributions. As a result, an increase in the number of authorized shares of common stock would not, in itself, have any effect on the rights of the holders of the Company’s common stock, and the relative rights and limitations of the holders of common stock would remain unchanged. While the adoption of the Common Stock Amendment will not impact the rights of holders of currently outstanding shares, the issuance of additional shares in the future could have effects incidental to increasing the number of shares of common stock outstanding, such as dilution of earnings per share and voting rights of current shareholders.
If this proposal is not approved by shareholders, our ability to pursue future business opportunities (including acquisitions) will be limited by the lack of available shares of common stock. In particular, we believe potential sellers are reluctant to agree to transactions that include our shareholder approval as a contingency, which could put us at a disadvantage in competitive bidding situations. In addition, our future success depends upon our ability to attract, retain and motivate key employees, and we may be less successful in doing so if we do not have sufficient shares available for equity incentive awards determined to be appropriate by the Compensation Committee.
    If the Common Stock Amendment is approved by our shareholders at the Annual Meeting, the Company expects to deliver to the Montana Secretary of State, as soon as reasonably practicable, articles of amendment reflecting such approval. Although the Company intends to complete the filing as soon as reasonably practicable after the Common Stock Amendment is approved, the Board reserves the right to delay or abandon the Common Stock Amendment at its discretion.

    The Board has determined that it is in the best interests of the Company and its shareholders to adopt the Common Stock Amendment.
The Board unanimously recommends a vote FOR the Common Stock Amendment.
MANAGEMENT
Named Executive Officers Who Are Not Directors
    The following table sets forth information with respect to the Named Executive Officers, who are not directors or nominees for director of Glacier, including employment history for at least the last five years. All executive officers are appointed annually and serve at the discretion of the Board.

Name	Age	Position	Executive Officer Beginning
Don J. Chery	59	Executive Vice President and Chief Administrative Officer	1989
Ron J. Copher	64	Executive Vice President, Chief Financial Officer, and Secretary	2006
EXECUTIVE COMPENSATION
The following sections describe the compensation that Glacier pays its Named Executive Officers. In 2021, Glacier had only three Named Executive Officers, because there were only three individuals serving in positions with responsibilities fitting within the definition of “executive officer” under the SEC’s rules.
Glacier’s Named Executive Officers for the fiscal year ended December 31, 2021 were:

Name	Position During 2021
Randall M. Chesler	President and Chief Executive Officer (“CEO”); Director
Don J. Chery	Executive Vice President and Chief Administrative Officer (“CAO”)
Ron J. Copher	Executive Vice President, Chief Financial Officer (“CFO”), and Secretary
    The following sections include (i) the Compensation Discussion and Analysis, including narrative and tabular disclosures about various compensation programs available to the Named Executive Officers; (ii) the Report of the Compensation Committee; (iii) the Summary Compensation Table and related tables detailing the compensation of the Named Executive Officers; and (iv) narrative and tabular disclosures about the employment agreements with and termination or change-in-control benefits payable to the Named Executive Officers.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis (the “CD&A”) provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing Glacier’s compensation programs, as well as the compensation determinations and the rationale for those decisions relating to our Named Executive Officers.
This discussion should be read together with the compensation tables for our Named Executive Officers, which follow this discussion. Unless otherwise indicated, any references to a particular year in this discussion means the fiscal year ended December 31 of such year.
Executive Summary
2021 Financial and Strategic Highlights
    Glacier continued its strong performance in 2021. Glacier was able to achieve these accomplishments, despite challenges caused by the COVID-19 pandemic, by meeting both its customers’ and employees’ on-going needs. Glacier focused its business practices on its community banking model, including providing best-in-class customer service for its loan and deposit products and growing organically and through bank acquisitions. Notably, Glacier completed the acquisition of Altabancorp, the bank holding company for Altabank, the largest community bank in Utah, with total assets of $3.5 billion. This is the largest bank acquisition in the Company’s history and the 24th acquisition since 2000. In addition, Glacier was able to achieve the following results during 2021.
•Record net income was $285 million, an increase of $18.4 million, or 7%, over the prior year net income of $266 million.
•Tangible book value per share was $19.33 at year end, which increased $1.12 per share over the prior year tangible book value per share of $18.21.
•Through a combination of acquisition and organic growth, the Company ended the year with total assets of $25.9 billion, which was an increase of 40% over the prior year.
•The loan portfolio, excluding PPP loans, increased organically by $1.160 billion, or 11%, from prior yearend.
•Core deposits increased organically by $3.3 billion, or 22%, during the year.
•Credit quality remained strong, with non-performing assets ending the year at 0.26% of subsidiary assets and early stage delinquencies (accruing loans 30-89 days past due) at 0.38% of loans at December 31, 2021.
Say-on-Pay Vote
The Compensation Committee evaluates our executive compensation programs in light of market conditions, shareholder interests, and governance considerations and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and under Section 14A of the Exchange Act, we held an advisory vote on the compensation of our Named Executive Officers (“Say-on-Pay”) at the 2021 annual shareholder meeting. Our shareholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 97% of shareholder votes cast in favor of the Say-on-Pay resolution. As the Compensation Committee evaluated our compensation programs in 2021, it took into account our shareholders’ vote of confidence in making changes to our executive compensation program as described below to ensure a continued link of pay to performance.

Executive Compensation Philosophy
The quality and loyalty of our employees, including our executive team, is critical to executing our community banking philosophy, emphasizing personalized service combined with the full resources of a larger banking organization. To meet our primary goal of attracting, retaining and incenting highly qualified and loyal executives and employees within the context of our corporate culture, our compensation programs are designed with the following principles in mind:
•We are committed to providing effective compensation and benefit programs that are competitive within our industry and with other relevant organizations with which Glacier, Glacier Bank, and our bank divisions compete for employees.
•Our programs are designed to encourage and reward behaviors that ultimately contribute to the achievement of organizational goals.
•Our executive officer compensation has a meaningful portion of total compensation opportunity linked to the achievement of short- and long-term goals and delivering increasing shareholder value.
•Pay programs and practices reinforce our commitment to providing a work environment that promotes respect, teamwork, and individual growth opportunities.
Consistent with this overall philosophy, we have designed our executive compensation programs to be relatively straightforward and transparent to shareholders, while providing benefits appealing enough to attract, retain and motivate highly qualified executives.
The Compensation Committee designs our overall compensation program and makes decisions regarding individual executive compensation in the context of a “total compensation policy” that takes into account the overall package of compensation benefits provided to each executive. Our philosophy is to tie a significant percentage of an executive’s compensation to the achievement of Company financial and performance goals. Accordingly, Glacier strives to set base salaries at competitive levels, with an opportunity for each executive to be rewarded through the annual incentive bonus and equity grants if Glacier meets its performance objectives.
The compensation philosophy is reviewed and approved annually by the Compensation Committee. Decisions made by the Compensation Committee and the Board relative to compensation take all current applicable rules, regulations and guidance into consideration and are made with the goal of being compliant with all such requirements.

Our Compensation Governance Practices

    Glacier is committed to pay for performance and sound compensation and governance practices, including the following:
What We Do

    Performance-based short-term and long-term incentive plans
    Stock Ownership and Retention Guidelines Policy for executives and directors
    97% or higher annual Say-on-Pay approval since 2017
    Engagement of an independent compensation consultant
    Robust clawback policy
    Margin Account Policy
    “Double trigger” change-in-control severance
    Modest personal benefits

What We Don’t Do

    No grants of multi-year guaranteed incentive awards for executive officers
    No excise tax “gross-ups” upon a change in control
    No hedging of Glacier stock
    No new pledging of Glacier stock
    No liberal share recycling

Role of the Compensation Committee
The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for our executive officers and directors. When appropriate, the Compensation Committee makes recommendations to the Board on items that require Board approval. In 2021, the Compensation Committee:
•Monitored incentive programs with a view to avoid creating incentives that could subject the Company to excessive risk;
•Reviewed and recommended salary adjustments for Messrs. Chesler, Copher and Chery for Board approval;
•Reviewed the annual and long-term incentive program opportunities and goals and recommended Board approval;
•Reviewed the 2021 annual and long-term incentive program performance results and awards earned by the NEOs in 2021 and recommended Board approval; and
•Reviewed and recommended Board approval of the payment of the annual incentive plan mandatory deferrals to the NEOs from prior years’ performance.
Role of Management
Our CEO performs an annual performance review of executive officers of the Company and provides a recommendation to the Compensation Committee regarding base salary and bonus targets for them, which the Compensation Committee has discretion to approve or modify. The Compensation Committee meets separately on an annual basis with our CEO to discuss his compensation. No Named Executive Officers are present for the Compensation Committee’s discussions, deliberations and decisions with respect to their individual compensation. The Compensation Committee then submits a recommendation regarding compensation for all executive officers to the Board for approval.
Role and Relationship of the Compensation Consultant
The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has direct access to outside advisors and consultants throughout the year.
McLagan, a part of Aon plc and an independent compensation consulting firm focused on the financial services sector, has been engaged by, and has reported directly to, the Compensation Committee periodically since 2011 while working on various compensation initiatives. In 2020, McLagan assisted the Compensation Committee in updating the market data for the custom Compensation Peer Group originally developed in 2017 and refreshed in August 2019, and provided related data and reports in connection with, and reviews of, (i) executive officer and director compensation; (ii) annual and long-term incentive plans; and (iii) proxy statement disclosure. The results of these analyses were used to establish executive compensation for 2021.

The Compensation Committee considered the independence of McLagan in light of SEC rules and NYSE listing standards. The Compensation Committee requested and received a report from McLagan addressing McLagan’s independence and the independence of the senior advisors involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagement did not raise any conflict of interest.
Risk Review
The Compensation Committee reviewed and discussed a compensation incentive plan review prepared by the Compliance Department during its January 2021 meeting. The Compensation Committee’s conclusion was that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our business or operations. This risk assessment review included an analysis of the design and operation of the Company’s incentive compensation programs, identifying and evaluating situations or compensation elements that may raise material risks, and an evaluation of other controls and processes designed to identify and manage risk.
Competitive Benchmarking and Compensation Peer Group
The Compensation Peer Group has been updated periodically with the assistance of McLagan and consists of companies that the Compensation Committee believes are comparable in size, performance and business model to the Company and with which we may compete. In 2019, McLagan conducted an analysis of the Compensation Peer Group with emphasis on factors previously used by the Compensation Committee to determine appropriate companies for inclusion, with emphasis on asset size, location, business model and performance as the measures of comparability. McLagan then worked with the Compensation Committee to select the following Compensation Peer Group, for the purpose of evaluating executive compensation and to create a multi-year plan to bring compensation closer to market. The 2019 Compensation Peer Group was reviewed again in October 2020 and it was determined that the existing peers remained relevant and no changes were necessary. The 2019 Compensation Peer Group was again approved by the Compensation Committee to be used for the 2021 compensation analyses. The composition of the peer group used in connection with establishing executive compensation levels for 2021 included:

BancFirst Corp.	First Financial Bankshares	Old National Bancorp
BancorpSouth Bank	First Interstate BancSystem	Park National Corp.
Bank OZK	First Merchants Corp.	Simmons First National Corp.
Banner Corp.	First Midwest Bancorp Inc.	UMB Financial Corp.
Columbia Banking System Inc.	Great Western Bancorp	United Bankshares Inc.
First Busey Corp.	Heartland Financial USA Inc.	Washington Federal Inc.
First Financial Bancorp	Home BancShares Inc.	Western Alliance Bancorp

Discussion of Executive Compensation Components
The following table outlines the major elements of 2021 total compensation for the Named Executive Officers:

Compensation Element	Purpose	Link to Performance	Fixed / Performance-Based	Short- / Long-Term
Base Salary	Helps attract and retain executives through market-competitive base pay	Determined based on individual performance and market practices	Fixed	Short-Term
Annual Cash Incentive Awards	Encourages achievement of financial performance metrics that create near-term shareholder value	Earned based on achievement of predefined corporate performance objectives; a portion of Named Executive Officer cash bonuses are deferred on a mandatory basis, with additional performance triggers related to long-term performance	Performance-Based	Short-Term: Cash Long-Term: Mandatory Deferrals
Long-Term Incentive Awards (Restricted Stock Units)	Aligns executives’ and shareholders’ long-term interests while creating a retention incentive through multi-year vesting	Earned based on achievement of predefined corporate performance objectives, with additional three-year time-based vesting	Performance-Based	Long-Term
Supplemental Executive Retirement Plan	Provides income security into retirement	Competitive practice	Fixed	Long-Term
Benefits and Perquisites	Provides health and welfare benefits on the same basis as to our general employee population; also provides limited perquisites	Competitive practice	Fixed	Short-Term

The target pay mix for our CEO and other named executive officers, on average, is shown in the charts below. Target pay mix includes 2021 base salary, 2021 annual cash incentive bonus target and the grant date fair value of the long-term incentive awards granted in 2021.
Base Salary
Base salary generally is established by the Compensation Committee based on the Named Executive Officer’s performance, experience, competent and effective execution of strategic objectives, and level of responsibilities. Named Executive Officer salaries were increased for 2021. In its determination, the Compensation Committee considered the positioning of base salary against the market and peer group, growth and overall financial performance of the Company, responsibilities of each Named Executive Officer, and the impact of salary on total compensation positioning of the Compensation Peer Group.

Named Executive Officer	2020 Salary ($)	2021 Salary ($)	Increase (%)
Randall M. Chesler	$799,335	$839,302	5.00%
Ron J. Copher	$432,289	$440,935	2.00%
Don J. Chery	$377,657	$385,210	2.00%
Annual Cash Incentive Bonus
The short-term incentive program (“STIP”) for 2021 is designed (i) to motivate executives to attain superior annual performance in key areas we believe create long-term value to Glacier and its shareholders and (ii) to provide incentive compensation opportunities competitive with those in the Compensation Peer Group.
The STIP is the same program as in prior years and provides for cash incentive awards determined pursuant to a formulaic plan based on a set percentage of the executive’s base salary and the Company’s achievement against performance metrics. The STIP and its goals are reviewed annually by the Compensation Committee with input from management, and then the Compensation Committee recommends Board approval.

The 2021 STIP performance goals were selected in light of Glacier’s strategic plan, key initiatives, and the need to balance risks in executive compensation arrangements. The 2021 goals represent metrics addressing key areas of the Company’s performance including profitability, credit and asset quality, and growth in assets and the customer base. The goals were established based on the expectation that 2021 performance results would reflect an increase over 2020 results. The goals exclude the impact of acquisitions during 2021. The table below shows the STIP goals and corresponding results for 2021:

Short-Term Incentive Program		Threshold	Target	Maximum	Actual Result	Result % of Target	Weighted % of Target
Performance Goals	Weight	80%	100%	115%
Return on Tangible Equity	20.00%	12.20%	15.25%	17.54%	17.06%	111.86%	22.37%
Non-performing Assets / Total Subsidiary Assets	20.00%	0.74%	0.50%	0.32%	0.26%	115.00%	23.00%
Net DDA Growth (# of accounts)	20.00%	3.50%	4.50%	5.50%	5.08%	108.70%	21.74%
Efficiency Ratio	20.00%	57.25%	54.75%	52.25%	50.11%	115.00%	23.00%
Net Interest Margin	20.00%	3.00%	3.50%	4.00%	3.45%	98.00%	19.60%
	100.00%				Overall Performance:		109.71%

For 2021, the overall STIP performance goals were achieved at 109.71% of target. The table below details, for each Named Executive Officer, the 2021 STIP opportunity levels as a percentage of base salary, the STIP bonus achieved as a percentage of base salary, and the STIP bonus achieved as a dollar value. The 2021 target award opportunities for each of the Named Executive Officers were increased by 5% from the 2020 levels, as they were determined to be below a market competitive level.

Position	Annual Incentive Program Opportunity Levels as a % of Base Salary			Achieved Bonus As % of Base Salary*	Achieved Bonus ($)*
	Threshold	Target	Maximum
President & CEO	0%	75%	113%	99.6%	$835,933
CFO	0%	55%	83%	73.1%	$322,435
CAO	0%	55%	83%	73.1%	$281,686
*Amounts subject to mandatory deferral program described below.

To maintain focus on long-term Company performance and discourage excessive risk taking, the STIP is designed to require a mandatory deferral of a portion of the amount achieved, 50% of the STIP is paid in February following the performance year when results are known and 50% of the achieved award is deferred with 25% payable in each of the next two years thereafter, provided additional performance conditions are met. This mandatory deferral program has been in place since 2015 and also applies to the STIP awards granted in 2019 and 2020. The practice is intended to balance risk in the incentive plan and emphasize the longer-term performance of the Company. Payment of deferred amounts is subject to meeting the following minimum performance conditions over the deferral periods:
•NPAs/Total Subsidiary Assets better than 1.20% for the 2019 STIP award and 2.0% for each of the 2020 and 2021 STIP awards; and
•Must meet eligibility requirements outlined in the STIP program document, including remaining employed by the Company or the Bank through the applicable payment date, with certain exceptions that include death, disability and retirement.
In February 2022, the Compensation Committee determined that the minimum performance conditions noted above were achieved for the 2019 and 2020 STIP awards. As a result, the Company paid the deferred amounts for the 2019 and 2020, STIP awards. In addition, as discussed above, 50% of the 2021 STIP was also paid out. The total amounts paid out for 2021 performance and set forth in the non-equity incentive plan column of the Summary Compensation Table are shown in the table below.

Position	2019 STIP Deferred Payment Amount ($) (25%)	2020 STIP Deferred Payment Amount ($) (25%)	2021 STIP Payment Amount ($) (50%)
President & CEO	156,754	188,377	417,967
CFO	59,964	72,769	161,218
CAO	50,988	63,572	140,843

Long-Term Incentives
The long-term incentive program (“LTIP”) is designed to reward executives for performance results relative to Company objectives while aligning the interests of our executives with those of our shareholders. The LTIP provides executives the opportunity to increase their ownership in Glacier, while at the same time creating a retention vehicle through the use of a multi-year vesting period.
The 2021 long-term incentive awards consist solely of restricted stock units (“RSUs”) granted under the Company’s 2015 Stock Incentive Plan (the “2015 Equity Plan”) that vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment. RSUs were chosen because they provide the desired retention incentive for executives, while also aligning the executives’ interests with those of shareholders without encouraging excessive risk taking. In addition, RSUs deliver value reflecting the long-term performance of the Company.
The Committee determined the number of RSUs to be granted in 2021 based on the achievement of the performance goals in 2020, as described in the table below, excluding the impact of acquisitions during 2020. The 2020 LTIP goals were selected in light of Glacier’s long-term strategic plan, long-term initiatives and the need to balance risks in executive compensation arrangements. The 2020 LTIP goals also represented metrics addressing key areas of the Company’s performance, including return on equity, earnings per share, and total shareholder return. The RSUs have a grant date fair value (based on the closing price of Glacier’s common stock on the close of business on the last business day prior to the grant date) equal to the dollar amount calculated by multiplying the target amount of salary by the actual performance percentages. For ease of administration, RSU grants are made effective as of February 15 each year.

Long-Term Incentive Program		Threshold	Target	Maximum	Actual Result	Result % of Target	Weighted % of Target
Performance Area	Weight	80%	100%	115%
Return on Tangible Equity	45.00%	11.80%	14.75%	16.96%	16.79%	113.85%	51.23%
Diluted Earnings per Share	45.00%	$2.15	$2.35	$2.55	$2.79	115.00%	51.75%
Relative Total Shareholder Return	10.00%	25.00%	50.00%	75.00%	71.43%	112.86%	11.29%
	100.00%				Overall Performance		114.27%
The LTIP provides that, regardless of how relative total shareholder return compares to the Compensation Peer Group at the end of a period, if the total shareholder return is negative, the highest number of RSUs for this portion of the LTIP award will be made at the “target” level.
For 2021, the total of the LTIP goals achieved based on 2020 performance was at 114.27% of target. The table below details, for each Named Executive Officer, the 2021 LTIP opportunity levels as a percentage of base salary, the RSUs granted as a percentage of base salary, and the number of RSUs granted in February 2021. The long-term incentive award opportunities were increased over the prior year based on an analysis of the 2020 compensation market data, which showed that the NEO award opportunities had fallen considerably below the market median.

Position	Long-Term Incentive Program Opportunity Levels as a % of Base Salary			RSUs Granted as a % of Base Salary	RSUs Granted (#)
	Threshold	Target	Maximum
President & CEO	0%	90.0%	135.0%	132.8%	20,658
CFO	0%	50.0%	75.0%	73.8%	6,207
CAO	0%	50.0%	75.0%	73.8%	5,423

Profit Sharing and 401(k) Plan
The Named Executive Officers participate in the Glacier 401(k) Plan, which includes a 3% safe harbor contribution plus a discretionary contribution. The 401(k) Plan includes a trigger for the discretionary contribution, which is set equal to the 2021 STIP qualifier of NPAs/Total Subsidiary Assets of no greater than 2%. The Company considered return on tangible equity (“ROTE”) as a primary metric in determining its discretionary contribution. Based on ROTE of 15.49% (which for purposes of the 401(k) Plan includes the impact of acquisitions during 2021), the 2021 discretionary contribution was 7.00%.

Retirement Benefits
As part of our total compensation policy, we offer executives the opportunity to participate in both a tax-deferred compensation plan and a Supplemental Executive Retirement Plan (“SERP”). Each of our Named Executive Officers is a participant in the SERP. The SERP is intended to supplement payments due to participants upon retirement under our other qualified plans.
The deferred compensation plan allows certain Company and bank division executives to defer a portion of their salary and bonus and thereby defer tax payable on that income. Participation in these plans is elective. Terms of the deferred compensation plans and the Named Executive Officer SERP are described under the section entitled “Director and Employee Plans.”
Termination and Change-in-Control Benefits
As an additional part of our total compensation policy, we have entered into employment agreements with our Named Executive Officers that allow for continuation of current base salary upon termination without cause or upon termination under certain circumstances following a change in control of the Company. These arrangements are intended to retain our executives, who could have other employment opportunities that may appear to them to be less risky absent these arrangements.
The change-in-control arrangements in our executive officer employment agreements are “double trigger,” meaning that benefits are not awarded upon a change in control unless the executive’s employment is terminated without cause or for good reason within a specified period of time following the transaction.
The terms of these agreements are described under the section entitled “Employment Arrangements and Potential Payments upon Termination or Change in Control.” That section also contains tables showing the amounts that the Named Executive Officers would have received if their employment had terminated on December 31, 2021, in connection with a change in control.
Other General Employee Benefits
Executive officers are eligible to participate in all employee benefit plans that are available to eligible employees generally, including health, life, and disability insurance.
Other Arrangements
The Board and the Compensation Committee have established additional policies to ensure the overall compensation structure is responsive to shareholder interests and competitive with the market. These specific policies are summarized below.
Discussion of Option and Restricted Stock Unit Award Grant Timing
The Company does not have a written policy as to when equity awards are granted during the year. In recent years, the Compensation Committee and Board have met in January of each year to consider the award of stock options, restricted shares, RSUs and fully vested shares of our common stock to directors, executives and other officers, with the grants being made as of each February 15 for ease of administration. The Company does not backdate or grant equity awards retroactively and does not coordinate equity grants with the release of positive or negative corporate news.
At the 2015 annual meeting, the Company’s shareholders approved the 2015 Equity Plan. The 2015 Equity Plan does not permit the award of discounted options or the repricing of stock options. Pursuant to the terms of the 2015 Equity Plan, option exercise prices are determined based on the closing price of our common stock on the grant date, or if shares were not traded on the grant date, then on the nearest preceding trading day.

REPORT OF COMPENSATION COMMITTEE
    The Compensation Committee of the Board makes the following report which, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) as required by Item 402(b) of Regulation S-K with management, and, based on that review and those discussions, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and the Company’s 2021 Annual Report on Form 10-K.
Compensation Committee Members
♦ Sherry L. Cladouhos (Chairman) ♦ David C. Boyles ♦ Robert A. Cashell, Jr. ♦
♦ James M. English ♦ Annie M. Goodwin ♦ Kristen L. Heck ♦ Michael B. Hormaechea ♦
♦ Craig A. Langel ♦ Douglas J. McBride ♦ George R. Sutton ♦

EXECUTIVE COMPENSATION TABLES
The following table shows compensation earned by the Named Executive Officers for the last three fiscal years.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (8)	All Other Compensation ($) (9)	Total ($)
Randall M. Chesler, President and CEO	2021 2020 2019	$839,302 799,335 758,105	$1,061,615 (2) 633,310 (3) 534,283 (4)	$763,098 (5) 671,832 (6) 596,069 (7)	$188,831 190,892 150,037	$37,700 37,500 40,043	$2,890,546 2,332,869 2,078,537
Ron J. Copher, EVP, CFO, and Secretary	2021 2020 2019	$440,935 432,289 419,228	$318,978 (2) 209,971 (3) 201,079 (4)	$293,951 (5) 257,562 (6) 226,814 (7)	$72,152 76,821 63,317	$37,700 37,500 37,000	$1,163,716 1,014,143 947,438
Don J. Chery, EVP and CAO	2021 2020 2019	$385,210 377,657 356,118	$278,688 (2) 178,550 (3) 166,430 (4)	$255,403 (5) 257,562 (6) 190,437 (7)	$60,953 64,093 47,838	$37,700 37,500 37,360	$1,017,955 879,020 798,183

(1)Represents the grant date fair value of the RSU awards. The fair value of these awards was determined in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the year ended December 31, 2021, included in the Company’s accompanying Annual Report. Accrued dividends are paid upon vesting of the underlying shares.
(2)The fair market value of the RSU awards granted in 2021 is based on the per-share price of Glacier’s common stock at the close of business on February 12, 2021 ($51.39), the last trading day preceding the grant date. The awards vest in three equal annual installments beginning February 15, 2022.
(3)The fair market value of the RSU awards granted in 2020 is based on the per-share price of Glacier’s common stock at the close of business on February 14, 2020 ($44.13), the last trading day preceding the grant date. The awards vest in three equal annual installments beginning February 15, 2021.
(4)The fair market value of the RSU awards granted in 2019 is based on the per-share price of Glacier’s common stock at the close of business on the grant date, February 15, 2019 ($43.15). The awards vest in three equal annual installments beginning February 15, 2020.
(5)The amount shown is the sum of 50% of the 2021 STIP award, 25% of the 2020 STIP award, and 25% of the 2019 STIP award, and represents the cash incentive amount earned based on 2021 results, as set forth in the section entitled “Compensation Discussion and Analysis – Annual Cash Incentive Bonus.”

(6)The amount shown is the sum of 50% of the 2020 STIP award, 25% of the 2019 STIP award, and 25% of the 2018 STIP award, and represents the cash incentive amount earned based on 2020 results.
(7)The amount shown is the sum of 50% of the 2019 STIP award, 25% of the 2018 STIP award, and 25% of the 2017 STIP award, and represents the cash incentive amount earned based on 2019 results.
(8)The amount represents the increase in the actuarial present value of accumulated benefit under Glacier’s SERP, the material terms of which are described below under the section entitled “Director and Employee Plans – Supplemental Executive Retirement Plan,” as well as above-market earnings on nonqualified deferred compensation. Earnings are credited at 50% of the Company’s current year return on average equity, which totaled $7,642 for Mr. Chery, who is the only NEO participant in Glacier’s deferred compensation plan.
(9)Amounts reported for 2021 that represent “All Other Compensation” for each of the Named Executive Officers are described in the table below.

Name	401(k) Matching Contribution ($)	Profit Sharing Contribution ($)	Total ($)
Randall M. Chesler	$8,700	$29,000	$37,700
Ron J. Copher	$8,700	$29,000	$37,700
Don J. Chery	$8,700	$29,000	$37,700

Grants of Plan-Based Awards

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
	Threshold	Target	Maximum	Grant Date	Approval Date(2)	All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards(3)
	($)	($)	($)			(#)	($)
Randall M. Chesler	–	$629,477	$948,411
RSUs				2/15/2021	1/27/2021	20,658	$1,061,615
Ron J. Copher	–	$242,514	$365,976
RSUs				2/15/2021	1/27/2021	6,207	$318,978
Don J. Chery	–	$211,866	$319,724
RSUs				2/15/2021	1/27/2021	5,423	$278,688

(1)    These amounts represent ranges of the possible performance-based cash bonuses that could have been paid based on 2021 results pursuant to the STIP. The actual bonuses paid are displayed under the column entitled “Non-Equity Incentive Plan Compensation” within the Summary Compensation Table. The incentive target level is determined as the aggregate dollar amount derived from the Named Executive Officers’ target bonuses expressed as a percent of annual salary. This target percentage is currently 75% for Mr. Chesler and 55% for each of Messrs. Copher and Chery. The maximum incentive is 113% for Mr. Chesler and 83% for each of Messrs. Copher and Chery. The STIP is further described in the section entitled “Compensation Discussion and Analysis – Annual Cash Incentive Bonus.”
(2)    For ease of administration, equity awards are granted effective February 15 each year.
(3)    These amounts represent the grants of RSUs under the LTIP made in 2021 for performance in 2020. The LTIP is further described in the section entitled “Compensation Discussion and Analysis – Long-Term Incentives.”

Outstanding Equity Awards at Fiscal Year-End
The following table presents information concerning the outstanding RSUs as of December 31, 2021, for each Named Executive Officer of the Company. No other type of equity award is outstanding.

Name	Stock Awards
	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)
Randall M. Chesler	4,128 (2)	$ 234,058
	9,568 (3)	542,506
	20,658 (4)	1,171,309
Ron J. Copher	1,554 (2)	88,112
	3,172 (5)	179,852
	6,207 (6)	351,937
Don J. Chery	1,286 (2)	72,916
	2,698 (7)	152,977
	5,423 (8)	307,484

(1)Amounts shown are calculated using $56.70, the per-share price of Glacier’s common stock at the close of business on December 31, 2021.
(2)The unvested RSUs vested on February 15, 2022.
(3)4,784 of the unvested RSUs vested on February 15, 2022; 4,784 of the unvested RSUs will vest on February 15, 2023.
(4)6,886 of the unvested RSUs vested on February 15, 2022; 6,886 of the unvested RSUs will vest on each of February 15, 2023 and 2024.
(5)1,586 of the unvested RSUs vested on February 15, 2022; 1,586 of the unvested RSUs will vest on February 15, 2023.
(6)2,069 of the unvested RSUs vested on February 15, 2022; 2,069 of the unvested RSUs will vest on each of February 15, 2023 and 2024.
(7)1,349 of the unvested RSUs vested on February 15, 2022; 1,349 of the unvested RSUs will vest on February 15, 2023.
(8)1,808 of the unvested RSUs vested on February 15, 2022; 1,808 of the unvested RSUs will vest on February 15, 2023; 1,807 of the unvested RSUs will vest on February 15, 2024.

Option Exercises and Stock Vested
    The following table presents information concerning the vesting of RSUs during 2021 for each Named Executive Officer of the Company:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randall M. Chesler	12,864	$661,081
Ron J. Copher	4,492	$230,845
Don J. Chery	3,754	$192,919
Director and Employee Plans
Equity Award Plans
    At the 2015 annual meeting, Glacier’s shareholders approved the 2015 Equity Plan, which provides for awards of stock-based incentive compensation to eligible employees, consultants, and directors of the Company or its affiliates. Shares of Glacier common stock are issuable under the 2015 Equity Plan in the form of stock options, share appreciation rights, restricted shares, RSUs, unrestricted shares, and performance awards.
The 2015 Equity Plan is effective for ten years and limits the grant of equity awards to any one eligible person to a maximum of 50,000 shares in a calendar year. The maximum number of shares subject to all awards to any non-employee director in a calendar year is 5,500. The aggregate number of shares authorized for issuance under the 2015 Equity Plan is 2,500,000, of which 732,307 have been issued, 20,674 have been forfeited and 1,788,367 remain available for issuance at December 31, 2021.
Equity Compensation Plan Information
The table below provides information regarding our equity compensation plans, including the 2015 Equity Plan and the plans acquired in acquisitions.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	226,068(1)	– (2)	1,788,367
Equity compensation plans not approved by security holders (3)	–	–	–
(1)Represents shares subject to RSUs issued under the 2015 Equity Plan.
(2)RSUs do not have an exercise price.
(3)An aggregate of 15,170 shares are issuable upon exercise of options assumed in connection with the acquisitions of Columbine Capital Corp. in January 2018 and Heritage Bancorp of Nevada in July 2019. The weighted-average exercise price of the assumed options is $24.96. No shares are available for future grants under the acquired plans.

Nonqualified Deferred Compensation Plan
Directors and Key Employees. Since December 1995, Glacier has maintained a nonqualified and non-funded deferred compensation plan (as amended and restated effective January 1, 2008, the “Deferred Plan”) for directors and key employees. The Deferred Plan permits eligible directors and officers of the Company to defer certain income that would otherwise be taxable as earned and paid in the ordinary course. As amended in 2005 and 2008, principally in response to the enactment of Section 409A of the Internal Revenue Code, the Deferred Plan permits participants to elect cash-out distributions and to make new distribution elections on terms that conform to the restrictions set forth in Section 409A of the Internal Revenue Code.
    The Deferred Plan permits a designated officer or key employee to annually defer up to 50% of his or her salary, as well as up to 100% of any cash bonuses. A non-employee director may elect to have any portion of his or her director’s fees deferred into an account. The amended and restated Deferred Plan also provides that the post-2004 rate of return on deferred compensation accounts will equal 50% of the Company’s return on average equity (whether positive or negative) as of December 31 for such year. This change is intended to limit the Company’s future compensation expense while retaining the Deferred Plan’s performance-based nature.
Of the Company’s Named Executive Officers, only Mr. Chery participates in the Deferred Plan.
Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE
	($) (1)	($) (2)	($) (3)
Don J. Chery	$66,366	$13,053	$256,745
(1)Amount deferred pursuant to the Deferred Plan, which is reported as compensation to the Named Executive Officer in the Summary Compensation Table above.
(2)Earnings on amount deferred under the Deferred Plan are credited at 50% of the Company’s current year return on average equity, or 5.50% in 2021. The amount shown was reported in the Summary Compensation Table above.
(3)All amounts shown have been reported as compensation in the Summary Compensation Table for 2021 or previous years.
Supplemental Executive Retirement Plan
In December 1995, the Board adopted a nonqualified and non-funded Supplemental Executive Retirement Plan for executive officers. As amended and restated effective January 1, 2008, the SERP is intended to supplement payments due to participants upon retirement under the Company’s qualified plans. In 2005 and 2008, the SERP was amended principally to mirror the changes described above for the Company’s Deferred Plan; namely, permitting participants to make cash-out elections and new distribution elections and providing that, for years after 2004, the account balance for each participant will be credited with a rate of return that is equal to 50% of the Company’s return on average equity.
In general, the SERP, together with separate agreements with participating executives, provides that Glacier will credit each participating executive’s account, on an annual basis, with an amount equal to employer contributions that otherwise would have been allocated to the executive’s account under the tax-qualified plans were it not for limits imposed by the Internal Revenue Code on participation in the Deferred Plan. Payments under the SERP are payable in a lump sum (with respect to Messrs. Copher and Chery) or in five annual installments (with respect to Mr. Chesler). Amounts credited to the executive’s account will be paid to him on, or beginning on, the first day of the first month immediately following the month upon a payment trigger event, including (i) separation from service; (ii) attainment of age 65; (iii) any of the first five anniversary dates following his separation from service; or (iv) any of the first five anniversary dates following his attainment of age 65. In the event of a change in control, the amounts in the individual SERP accounts will be deposited into a trust, and the Company will continue to be obligated to provide for the benefits under the SERP. In the event the executive is terminated for cause (as defined in the SERP agreement), no benefits will be payable to the executive under the SERP, and all obligations of the Company with respect to the executive’s SERP will cease. Information regarding benefits payable under the SERP is included in the following table.
Pension Benefits

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Randall M. Chesler	SERP	N/A	$743,442	0
Ron J. Copher	SERP	N/A	$422,477	0
Don J. Chery	SERP	N/A	$278,189	0

(1)    There are no minimum service requirements under the SERP.
(2)    Based on the amounts accrued through December 31, 2021, in the event the SERP is triggered, the Named Executive Officer could receive a payment in the amount stated in the table (i) payable in five annual installments for Mr. Chesler and (ii) in a lump-sum payment for each of Messrs. Copher and Chery.

Employment Arrangements and Potential Payments upon Termination or Change in Control
    Below are summaries of certain arrangements between the Named Executive Officers and the Company or Glacier Bank. These summaries do not purport to include all of the provisions of the employment agreements with each Named Executive Officer, and this section is qualified in its entirety by reference to the full employment agreements, which can be accessed through links in our exhibit index to our Form 10-K for the year ended December 31, 2021. The terms “Cause,” “Good Reason,” and “Change in Control” are defined in the respective employment agreements with each Named Executive Officer.
Employment Agreements
    Each of the employment agreements with our Named Executive Officers was entered into effective March 5, 2018, and was amended on February 19, 2020. The term of each employment agreement is two years, and, unless terminated in accordance with the terms of the employment agreement, will be automatically extended for an additional one-year term on each February 19 thereafter (a “Renewal Date”), unless either the Company or the officer gives notice of non-renewal at least 120 days prior to a Renewal Date. Accordingly, the term of each employment agreement currently extends to February 19, 2024.
Randall M. Chesler. Mr. Chesler’s employment agreement provides that, if his employment is terminated by the Company without Cause or by Mr. Chesler for Good Reason in the absence of a Change in Control, he will be entitled to receive an amount equal to the greater of (i) the amount of base salary payable during the remaining term and (ii) the amount he would be entitled to receive under Glacier Bank’s Severance Plan for Employees, in each case payable in equal monthly installments over a period of three years. The current terms of the Glacier’s Severance Plan indicate that employees covered by other arrangements, such as employment agreements, are not covered by or eligible for benefits under the Severance Plan.
If Mr. Chesler’s employment is terminated by the Company or its successor without Cause either following the announcement of a Change in Control that subsequently occurs within two years following the Change in Control, or if Mr. Chesler terminates his employment for Good Reason within two years of a Change in Control, the agreement provides that Mr. Chesler will be entitled to receive a total amount equal to 2.99 times the compensation received by Mr. Chesler from the Company for the most recent calendar year, payable in 36 equal monthly installments. The payments to be received by Mr. Chesler will be reduced by any cash compensation that he receives from the Company or its successor following the Change in Control or after his termination of employment. Also, to the extent that any payment or distribution of any type would constitute an “excess parachute payment” as defined in Section 280(G) of the Internal Revenue Code, either the payments will be reduced to the largest amount that will result in no portion of those payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or, if it would result in a better after-tax result, the payments will be made and the officer will be responsible for paying the excise tax.
In addition, the agreement prohibits Mr. Chesler from competing with the Company or its subsidiaries during the term of the agreement and for a three-year period following his termination of employment. Severance payments are subject to Mr. Chesler’s execution of a release of claims against the Company arising out his employment or termination.
Ron J. Copher. Except as described below, the terms of Mr. Copher’s employment agreement are substantially the same as those for Mr. Chesler.
Mr. Copher’s employment agreement provides that, if his employment is terminated by the Company without Cause or by Mr. Copher for Good Reason in the absence of a Change in Control, he will be entitled to receive an amount equal to the greater of (i) the amount of base salary payable during the remaining term or (ii) the amount he would be entitled to receive under Glacier’s Severance Plan, payable in 24 equal monthly installments; provided that the payments will be accelerated as necessary to be paid in full by the end of the second calendar year after the calendar year in which the termination of his employment occurs. The current terms of the Glacier’s Severance Plan indicate that employees covered by other arrangements, such as employment agreements, are not covered by or eligible for benefits under the Severance Plan.
If Mr. Copher’s employment is terminated by the Company or its successor without Cause either following the announcement of a Change in Control that subsequently occurs within two years following the Change in Control, or if Mr. Copher terminates his employment for Good Reason within two years of a Change in Control, the agreement provides that Mr. Copher will be entitled to receive a total amount equal to two times the compensation he received for the most recent calendar year, payable in 24 equal monthly installments, subject to the same reductions as are applicable to Mr. Chesler.
In addition, the agreement prohibits Mr. Copher from competing with the Company or its subsidiaries during the term of the agreement and for a two-year period following his termination of employment. Severance payments are subject to Mr. Copher’s execution of a release of claims against the Company arising out his employment or termination.
Don J. Chery. The material terms of Mr. Chery’s employment agreement are the same as those for Mr. Copher.
Potential Payments upon Termination or Change in Control
The table below shows the maximum amounts that could have been paid to each Named Executive Officer in 2021 under his respective agreement. The following information is based on the executive’s compensation at December 31, 2021 and assumes the triggering event occurred on December 31, 2021.

Information regarding benefits payable to the Named Executive Officers under the Company’s Deferred Plan and SERP is included above in the section entitled “Director and Employee Plans.”

Randall M. Chesler	Termination by Company for Cause or by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Death ($)	Disability ($)	Change-In-Control Termination ($) (1)	Retirement ($)
Employment Agreement	$ –	$ 954,275	$ –	$ –	$5,537,288 (2)	$ –
401(k) Plan	29,000	29,000	29,000	29,000	29,000	29,000
Accrued Vacation (3)	67,790	67,790	67,790	67,790	67,790	67,790
STIP	–	1,369,441	1,369,441	1,369,441	1,369,441	1,369,441
LTIP (RSU Accelerated Vesting) (4)	–	–	2,018,561	2,018,561	2,018,561	–
TOTAL	$96,790	$2,420,506	$3,484,792	$3,484,792	$9,022,080	$1,466,231

(1)Represents payments in the event of termination (i) by the Company without Cause within two years of a Change in Control; (ii) by the Company without Cause before a Change in Control and within six months of termination if a Change in Control occurs; or (iii) Mr. Chesler terminates his employment with Good Reason within two years of a Change in Control. The amount shown does not reflect any adjustment that would be made in the event that any payment or distribution of any type would constitute an “excess parachute payment” as defined in Section 280(G) of the Internal Revenue Code.
(2)Beginning within 30 days after a termination following Change in Control; payable in 36 substantially equal monthly payments.
(3)Based on accrued hours times hourly pay rate.
(4)Pursuant to the LTIP program document and 2015 Equity Plan, Mr. Chesler’s unvested RSUs would vest immediately only upon his death, disability, or termination following a Change in Control.

Ron J. Copher	Termination by Company for Cause or by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Death ($)	Disability ($)	Change-In-Control Termination ($) (1)	Retirement ($)
Employment Agreement	$ –	$ 501,337	$ –	$ –	$1,663,759 (2)	$ –
401(k) Plan	29,000	29,000	29,000	29,000	29,000	29,000
Accrued Vacation (3)	42,008	42,008	42,008	42,008	42,008	42,008
STIP	–	527,937	527,937	527,937	527,937	527,937
LTIP (RSU Accelerated Vesting) (4)	–	–	643,201	643,201	643,201	–
TOTAL	$71,008	$1,100,282	$1,242,146	$1,242,146	$2,905,905	$598,945

(1)Represents payments in the event of termination (i) by the Company without Cause within two years of a Change in Control; (ii) by the Company without Cause before a Change in Control and within six months of termination if a Change in Control occurs; or (iii) Mr. Copher terminates his employment with Good Reason within two years of a Change in Control. The amount shown does not reflect any adjustment that would be made in the event that any payment or distribution of any type would constitute an “excess parachute payment” as defined in Section 280(G) of the Internal Revenue Code.
(2)Beginning within 30 days after a termination following Change in Control; payable in 24 substantially equal monthly payments.
(3)Based on accrued hours times hourly pay rate.
(4)Pursuant to the LTIP program document and 2015 Equity Plan, Mr. Copher’s unvested RSUs would vest immediately only upon his death, disability, or termination following a Change in Control.

Don J. Chery	Termination by Company for Cause or by Executive without Good Reason ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Death ($)	Disability ($)	Change-In-Control Termination ($) (1)	Retirement ($)
Employment Agreement	$ –	$437,978	$ –	$ –	$1,294,758 (2)	$ –
401(k) Plan	29,000	29,000	29,000	29,000	29,000	29,000
Accrued Vacation (3)	30,906	30,906	30,906	30,906	30,906	30,906
STIP	–	–	459,818	459,818	459,818	–
LTIP (RSU Accelerated Vesting) (4)	–	553,249	553,249	553,249	553,249	553,249
TOTAL	$59,906	$1,054,133	$1,072,973	$1,072,973	$2,367,731	$1,072,973

(1)Represents payments in the event of termination (i) by the Company without Cause within two years of a Change in Control; (ii) by the Company without Cause before a Change in Control and within six months of termination if a Change in Control occurs; or (iii) Mr. Chery terminates his employment with Good Reason within two years of a Change in Control. The amount shown does not reflect any adjustment that would be made in the event that any payment or distribution of any type would constitute an “excess parachute payment” as defined in Section 280(G) of the Internal Revenue Code.
(2)Beginning within 30 days after a termination following Change in Control; payable in 24 substantially equal monthly payments.
(3)Based on accrued hours times hourly pay rate.
(4)Pursuant to the LTIP program document and 2015 Equity Plan, and the “Rule of 80,” Mr. Chery’s unvested RSUs would vest immediately upon his death, disability, retirement, or termination following a Change in Control.

CEO Compensation Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information for 2021, which is our last completed fiscal year:
•The median of the annual total compensation of all Glacier employees (other than Mr. Chesler, our President and CEO), was $65,451; and
•The annual total compensation of Mr. Chesler was $2,890,546.
Based on this information, the ratio for 2021 of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 44:1.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. Except as noted below for Altabancorp, we believe there have been no changes in our employee population or employee compensation arrangements that would result in a significant change to this pay ratio disclosure. Therefore, we are using the same median employee identified last year for this year’s disclosure.
We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•The median employee was identified for 2020 based on the employee population on December 31, 2020, which consisted of all full-time, part-time, temporary, and seasonal employees employed on that date. Our employee population does not include approximately 398 employees of Altabancorp, which we acquired in October 2021.
•To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for the fiscal year 2020. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2020, but who did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.
•We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees who were included in the calculation.
•Based on our decision to use the same median employee identified in 2020, we reviewed 2021 compensation for this median employee, which was calculated by adding together all elements of this employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $65,451.
•With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table.
PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
Our shareholders are entitled to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act. At the 2017 annual meeting, as recommended by the Board, shareholders voted on an advisory (non-binding) basis to hold such an advisory (non-binding) vote, also known as the Say-on-Pay vote, annually.
Accordingly, we are providing you the opportunity as a shareholder to endorse or not endorse our executive compensation programs through an advisory vote for or against the following non-binding resolution:
“RESOLVED, that the Company’s shareholders APPROVE, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K and including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion in the proxy statement.”
We invite you to consider the details of our executive compensation programs provided under the section entitled “Compensation Discussion and Analysis” in this Proxy Statement. That section provides you with information about the structure of our executive compensation program and the objectives that our compensation program is intended to achieve.
Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements.
The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote FOR of a majority of the shares present and voting on this matter.
The Board unanimously recommends a vote FOR approval of the compensation of Glacier’s Named Executive Officers as described in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion in this Proxy Statement.

AUDITORS
Fees Paid to Independent Registered Public Accounting Firm
        BKD, LLP was selected to serve as the Company’s independent public accountants for the 2021 fiscal year, and the shareholders of the Company ratified the selection at the annual meeting of shareholders in April 2021. The Audit Committee has selected BKD, LLP to serve as the Company’s independent public accountants for the 2022 fiscal year, and the shareholders of the Company are being asked to ratify the selection at the 2022 Annual Meeting.
    The following table sets forth the aggregate fees charged to Glacier by BKD, LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2021 and 2020 fiscal years.

Fee Category	Fiscal 2021	% of Total	Fiscal 2020	% of Total
Audit Fees	$1,057,970	100%	$1,009,633	90.2%
Audit-Related Fees	–	–	109,575	9.8%
Tax Fees	–	–	–	–
All Other Fees	–	–	–	–
Total Fees	$1,057,970	100%	$1,119,208	100.0%

    Audit Fees. Consists of fees billed to Glacier for professional services rendered by BKD, LLP in connection with the audits of the Company’s financial statements, the effectiveness of internal controls over financial accounting, the reviews of financial statements included in Glacier’s Forms 10-Q and 10-K and other documents filed with the SEC, and the services to Glacier in connection with statutory or regulatory filings or engagements.
    Audit-Related Fees. There were no audit-related fees incurred for the fiscal year ended December 31, 2021. Audit-related fees incurred in 2020 include technical accounting research and consultation relating to adoption and implementation of new and revised financial accounting and reporting standards.
    Tax Fees. There were no fees incurred for tax services for the fiscal years ended December 31, 2021 and 2020.
    All Other Fees. There were no fees for services not included above for the fiscal years ended December 31, 2021 and 2020.
In considering the nature of the services provided by BKD, LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BKD, LLP and Company management to determine that the services are permitted under the rules and regulations concerning auditor independence promulgated by (i) the SEC to implement the Sarbanes-Oxley Act of 2002 and (ii) the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
    The services performed by BKD, LLP in 2021 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, “Disclosure Categories”) that BKD, LLP may perform. The policy requires that, prior to the beginning of each fiscal year, a description of the services (“Service List”) expected to be performed by BKD, LLP in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.
    Services provided by BKD, LLP during the following year that were included in the Service List were pre-approved following the policies and procedures of the Audit Committee.
    Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval, and services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman of the Audit Committee must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
    In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Reviewing a range of fees for a service facilitates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from BKD, LLP when time is of the essence.
    The Audit Committee periodically reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

REPORT OF AUDIT COMMITTEE
    The Audit Committee of Glacier’s Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
The Board has determined that the current members of the Audit Committee meet the independence requirements as defined under the NYSE listing standards and that each of David C. Boyles and Craig A. Langel qualifies as an “audit committee financial expert” as defined by SEC rules.
Management has the primary responsibility for the financial statements and the reporting process of the Company, including the systems of internal controls. The Audit Committee is responsible for overseeing Glacier’s financial reporting processes on behalf of the Board.
The Audit Committee has met and held discussions with management and Glacier’s independent auditors. Management represented to the Audit Committee that Glacier’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by applicable rules of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee also received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and discussed with the independent auditors the independent auditors’ independence.
Based on the Audit Committee’s review of the audited consolidated financial statements and the various discussions with management and the independent auditors noted above, the Audit Committee recommended that the Board include the audited consolidated financial statements in Glacier’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC.
Audit Committee Members
♦ David C. Boyles (Chairman) ♦ Robert A. Cashell, Jr. ♦ Sherry L. Cladouhos ♦
♦ James M. English ♦ Annie M. Goodwin ♦ Kristen L. Heck ♦ Michael B. Hormaechea ♦
♦ Craig A. Langel ♦ Douglas J. McBride ♦ George R. Sutton ♦

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
BKD, LLP currently serves as our independent registered public accounting firm and conducted the audit of our financial statements for the fiscal years ended December 31, 2005 through December 31, 2021. The Audit Committee has appointed BKD, LLP to serve as Glacier’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2022.
Appointment of Glacier’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, upon the recommendation of the Audit Committee, the Board has determined to submit the selection of auditors to our shareholders for ratification. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain BKD, LLP and may retain BKD, LLP or another firm without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Glacier’s and its shareholders’ best interests.

Representatives of BKD, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.
The Board unanimously recommends a vote FOR the ratification of the appointment of BKD, LLP to serve as Glacier’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
OTHER BUSINESS
    The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.
2023 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Shareholder Proposals
    In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for next year’s annual meeting, the written proposal must be received by the Company no later than November 15, 2022 and should contain the information required under our Bylaws. Such proposals also need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Shareholder proposals to be presented at the 2023 annual meeting of shareholders, which are not to be included in the Company’s proxy materials, must also be received by the Company no later than November 15, 2022, in accordance with the Company’s Bylaws. A copy of our Bylaws may be obtained from the Corporate Secretary or from our SEC filings at www.sec.gov.
Director Nominations
    Glacier’s Bylaws provide for the nomination of director candidates by its shareholders. In order to nominate one or more persons for election as directors, you must give written notice of your intent to make such nomination(s) by personal delivery or by U.S. mail, postage prepaid, no later than November 15, 2022. In addition, the notice must meet all other requirements contained in our Bylaws. Such notice should be sent to the attention of the Corporate Secretary of the Company and should contain the information set forth in the Company’s Bylaws including (a) the name and address of each proposed nominee and the number of shares of Glacier stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of Glacier stock you own of record; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the annual meeting may disregard your nomination if it does not contain the above information or otherwise does not meet the requirements set forth in our Bylaws.
The Nominating/Governance Committee will consider candidates for director recommended by any of our shareholders and will evaluate such recommendations in accordance with its charter, our Bylaws and the regular nominee criteria described in the section entitled “Nominating/Corporate Governance Committee.” This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible shareholders wishing to recommend a candidate for nomination should follow the procedures set forth in our Bylaws, as described above. In connection with its evaluation of a director nominee, the Nominating/Governance Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The Nominating/Governance Committee has discretion to decide which individuals to recommend for nomination as directors. Shareholders should submit any recommendations for director nominees at our 2023 annual meeting to us by November 15, 2022 (120 days prior to the anniversary of mailing this proxy statement).

Copy of Bylaws Provisions
    You may contact Glacier’s Corporate Secretary for a copy of the relevant Bylaws provisions regarding the requirements for submitting shareholder proposals and nominating director candidates.
ANNUAL REPORT TO SHAREHOLDERS
    Any shareholder may obtain without charge a copy of our Annual Report and/or Form 10-K filed with the SEC under the Exchange Act for the year ended December 31, 2021, including financial statements. Written requests for the Annual Report and/or Form 10-K should be addressed to: Corporate Secretary, 49 Commons Loop, Kalispell, Montana 59901. The Annual Report and Form 10-K are also available at www.glacierbancorp.com under the “Quick Links.”
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
    In some cases, only one copy of this Proxy Statement is being delivered to multiple shareholders who share an address (unless we have received contrary instructions from one or more of the shareholders). We will deliver promptly, upon written request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written request to Glacier’s Corporate Secretary at the address above. A shareholder may also request these materials by calling (406) 756-4200. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the Proxy Statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

March 15, 2022	BY ORDER OF THE BOARD OF DIRECTORS
/s/ Ron J. Copher
Ron J. Copher, Secretary

GLACIER BANCORP, INC.
ATTN: RON COPHER
49 COMMONS LOOP
KALISPELL, MT 59901

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 26, 2022 for shares held directly and by 11:59 P.M. ET on April 24, 2022 for shares held in the 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the meeting - Go to **www.virtualshareholdermeeting.com/GBCI2022**

You may attend the meeting via the Internet and vote during the meeting (other than shares held in the 401(k) Plan). Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 26, 2022 for shares held directly and by 11:59 P.M. ET on April 24, 2022 for shares held in the 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D68767-P65740

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GLACIER BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect nine directors to serve on the board of directors until the 2023 annual meeting of shareholders:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David C. Boyles
02) Robert A. Cashell, Jr.
03) Randall M. Chesler
04) Sherry L. Cladouhos
05) Annie M. Goodwin
06) Kristen L. Heck
07) Michael B. Hormaechea
08) Craig A. Langel
09) Douglas J. McBride

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, 10-K Wrap and Form 10-K are available at www.proxyvote.com.

D68768-P65740

GLACIER BANCORP, INC.
Virtual Annual Meeting of Shareholders
April 27, 2022 at 9:00 AM Mountain Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Craig A. Langel, as proxy with the power to appoint a substitute, and hereby authorize(s) Craig A. Langel to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of GLACIER BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Mountain Time on April 27, 2022, virtually via the Internet at www.virtualshareholdermeeting.com/GBCI2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxy designated above is authorized to vote on such other matters as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof.

Continued and to be signed on reverse side